Filed Pursuant to Rule 424(b)(2)
Registration No. 333- 159691
333-159691-01
333-159691-02
333-159691-03
333-159691-04

The information in this Preliminary Prospectus Supplement is not complete and may be changed. This Preliminary Prospectus Supplement and the accompanying Prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 3, 2009

PRELIMINARY PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 3, 2009

U.S.$

WPP Finance (UK)

    % Senior Notes Due

Fully and Unconditionally Guaranteed by

WPP plc

We are offering U.S.$              aggregate principal amount of our senior notes due                         , which we refer to as the “notes”. We will pay interest on the notes on                      and                      of each year, beginning on                     , 2009. WPP plc, our ultimate parent company, and its subsidiaries WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, will fully and unconditionally guarantee the payment of principal, premium, if any, interest and all other amounts in respect of the notes.

The notes will rank equally in right of payment with all of our other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will rank equally in right of payment with all of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited’s other unsecured and unsubordinated debt obligations from time to time outstanding.

We may, at our option at any time, redeem the notes, in whole or in part, at the redemption price described in this prospectus supplement. In addition, we may redeem the notes, in whole, upon the occurrence of certain events relating to taxation at the redemption price described in this prospectus supplement and the accompanying prospectus. If a change of control repurchase event as described herein occurs, unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at the repurchase price described in this prospectus supplement.

Application has been made to admit the notes to listing on the Professional Securities Market of the London Stock Exchange.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

	Price to Public(1)		Underwriting Discount and Commissions		Proceeds to WPP Finance (UK)
% Senior Notes due		%		%		%
Total	U.S.$		U.S.$		U.S.$

(1)	Plus accrued interest, if any from , 2009.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about                     , 2009 in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct and indirect participants, including Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank S.A./N.V. (“Euroclear”).

Joint Book-Running Managers

Banc of America Securities LLC	Citi	HSBC

Barclays Capital
BNP PARIBAS
RBS
Santander Investment

The date of this prospectus supplement is                     , 2009

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

To the best of the knowledge and belief of WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited (each of which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, is in accordance with the facts and does not omit anything likely to affect the import of such information. Nothing in this prospectus supplement or the prospectus constitutes, or may be taken to constitute, any advice or recommendation by or on behalf of the Issuer or any Guarantor (each as defined below) on the merits of the purchase, subscription for, or investment in, any debt securities or the exercise of any rights in respect of any debt securities.

ii

CURRENCY OF PRESENTATION AND EXCHANGE RATES

WPP plc publishes its consolidated financial statements in pounds sterling.

In this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein, references to “$”, “U.S.$”, “dollars” or “U.S. dollars” are to U.S. dollars; references to “£”, “pounds sterling”, “pounds” or “pence” are to the lawful currency of the United Kingdom; and references to “€” or “euros” are to the currency administered by the European Central Bank. Solely for the convenience of the reader, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein contain translations of certain pounds sterling amounts into U.S. dollars at the rate or rates indicated. Unless otherwise indicated, pounds sterling amounts for the year ended December 31, 2008, have been translated at the Bloomberg Closing Mid Point rate on December 31, 2008 of £1.00 = U.S.$1.4575. These translations should not be construed as representations that the pound amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. On June 1, 2009, the Bloomberg Closing Mid Point rate was £1.00 = U.S.$1.6444.

iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights key information described in greater detail elsewhere in this prospectus supplement or the accompanying prospectus, including the documents incorporated by reference. You should read carefully the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment decision.

As used in this prospectus, the “Group” and “WPP Group” refer to WPP plc and its consolidated subsidiaries and affiliates, the “Issuer” refers to WPP Finance (UK), excluding its subsidiaries and affiliates; the “Subsidiary Guarantors” refers to WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, excluding their subsidiaries and affiliates; and the “Parent Guarantor” refers to WPP plc or any other entity that may in the future own, directly or indirectly, more than 50% of the common equity of WPP plc and all of the other Guarantors and that is a guarantor of the debt securities. References to the “Guarantors” refers collectively to the Parent Guarantor and the Subsidiary Guarantors, in each case unless the context otherwise requires or unless otherwise specified. References to “we,” “our” and “us” refer to the Issuer and the Guarantors, collectively.

THE ISSUER AND THE GUARANTORS

The Group comprises one of the largest communication services businesses in the world. The Group offers a comprehensive and integrated range of communications services to national, multinational and global clients through the more than 100 companies and associates comprising the Group.

The Group organizes its businesses into four segments: Advertising and Media Investment Management, Information, Insight & Consultancy, Public Relations & Public Affairs, and Branding & Identity and Healthcare and Specialist Communications, including WPP Digital.

The Group’s Advertising activities include the planning and creation of marketing and branding campaigns and the design and production of advertisements for all types of media such as television, cable, the internet, radio, magazines, newspapers and outdoor locations such as billboards. The Group’s advertising agencies include Ogilvy & Mather Worldwide, JWT (formerly J. Walter Thompson), Y&R (formerly Young & Rubicam), Grey, Bates 141 and the United Network.

The Group’s Media Investment Management capabilities and activities include business science, consumer insight, communications and media planning, implementation, interactions, content development, and sports and entertainment marketing. GroupM is the Group’s consolidated media investment management operation, serving as the parent company to agencies including MediaCom, Mediaedge:cia and MindShare.

The Group’s Information, Insight and Consultancy activities include strategic market studies, brand positioning and brand equity research, customer satisfaction surveys, product development, international research and advanced modeling, pre-testing, tracking and sales modeling, as well as media audience research measurement. The Group’s global research and strategic marketing consultancy businesses are managed on a centralized basis under the umbrella of the Kantar Group and include the TNS Group (“TNS”) and Millward Brown.

The Group’s Public Relations and Public Affairs activities include national and international corporate, financial and marketing communications, crisis management, change management, reputation management, public affairs and government lobbying, employee relations and government relations. The Group’s global networks in this area are Burson-Marsteller, Hill & Knowlton, Ogilvy Public Relations Worldwide and Cohn & Wolfe.

The Group’s activities in the Branding & Identity, Healthcare and Specialist Communications segment include branding and identity, healthcare communications, direct digital, promotion and relationship marketing and other specialist communications services including custom media, demographic and sector marketing, sports marketing, media and production services. The Group’s operations in this area are conducted by B to D Group, BDG McColl, BDGworkfutures and other companies. WPP Digital’s activities are also included in this segment and are conducted through agencies such as Schematic, BLUE, Quasar and 24/7 Real Media Inc.

As of December 31, 2008, the Group had approximately 135,000 people (including people at associate companies) located in approximately 2,400 offices in 107 countries.

The Issuer

WPP Finance (UK) was incorporated on May 24, 2004 and is now a private unlimited liability company under the laws of England and Wales (company number 05135565). It is an indirect, wholly-owned subsidiary of WPP plc.

Guarantors

WPP plc was incorporated on September 12, 2008 as a public company limited by shares in Jersey (company number 101749) and become the ultimate parent of the Group on November 19, 2008.

WPP Air 1 Limited was incorporated on September 30, 2008 as a company limited by shares in Ireland (company number 462735). It is a direct, wholly-owned subsidiary of WPP plc.

WPP 2008 Limited (formerly WPP Group plc) was incorporated on August 16, 2005 and is now a private limited company in England and Wales (company number 05537577). It is an indirect, wholly-owned subsidiary of WPP Air 1 Limited. WPP 2008 Limited was the ultimate parent of the Group from October 25, 2005 until November 19, 2008.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company in England and Wales (company number 1003653). It is a direct, wholly-owned subsidiary of WPP 2008 Limited. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

The Group’s executive office is located at 6 Ely Place, Dublin 2, Ireland, Tel: 011-353-1-669-0333, and WPP plc’s registered office is located at 22 Grenville Street, St. Helier, Jersey, JE4 8PX.

RECENT DEVELOPMENTS

On June 2, 2009, the WPP Group disclosed at WPP plc’s annual general meeting that reported revenues for the Group for the first four months of the year were up 33.7% but that revenues for such period were down approximately 6.7% on a like-for-like basis, excluding the impact of acquisitions and currency fluctuations. The Group stated that the pattern of business continues to be similarly difficult to the first quarter but that April was worse. The Group indicated that as in the first quarter, the economic pressure was most keenly felt in the United States and this has spread to the United Kingdom and Continental Europe, although Eastern Continental Europe still shows revenue growth for the first four months of 2009. Despite these difficult business conditions, some other parts of the world continued to show resilience, with Latin America and Africa still showing like-for-like growth. As in the first quarter, some countries were more affected, such as Spain, Italy, the Netherlands and Denmark, but others such as Russia and Poland performed relatively better year to date. In Asia Pacific, Australia, Japan, Singapore and South Korea continued to be difficult, but mainland China still showed like-for-like growth, with India having a tougher April, ahead of the general election there.

The Group stated that by communications services sector, advertising and media investment management continues to be the least affected by the recession on a like-for-like basis, with public relations and public affairs and branding and identity, healthcare and specialist communications (including direct, internet and interactive) a little more affected and information, insight and consultancy most affected.

The Group also indicated that profit before tax for the first four months of 2009 was down significantly as compared with the same period of the prior year mainly as a result of first-time amortization of intangible assets in relation to TNS and higher interest and incremental severance costs. With regard to reductions in headcount and associated staff costs, the Group reported that in the first four months of 2009 the number of people in the Group fell by almost 4,300, or 3.7%, in comparison to the pro-forma figure at December 31, 2008. Over half of the people who left, did so on a voluntary basis.

In addition, the WPP Group reported that average net debt for the Group for the first four months of 2009 was £3.499 billion, compared to £2.219 billion for the corresponding period in 2008, at 2009 average exchange rates, an increase of £1.280 billion, a continuing improvement over the first quarter net debt figures. Average net debt reflects the net acquisition cost of TNS and smaller acquisitions and earnout payments totaling £1.0 billion, debt acquired on the acquisition of TNS of £578 million and £21 million spent on share repurchases during the last twelve months. Net debt for the Group at April 30, 2009 was £3.574 billion compared to £2.412 billion in 2008 (at constant exchange rates).

On May 19, 2009, WPP plc issued £450,000,000 of 5.75% guaranteed convertible bonds due 2014. The bonds are guaranteed by WPP 2008 Limited, WPP 2005 Limited, WPP Air 1 Limited and WPP Air 3 Limited and were constituted by a trust deed dated May 19, 2009. The bonds are listed on the London Stock Exchange and the terms and conditions contain a conversion provision allowing bondholders to convert their bonds into ordinary shares of WPP plc within a specified period. The bonds contain a conversion option upon a change of control, a negative pledge and events of default provisions (including a cross default provision). The trust deed contains an indemnity in favor of Citicorp Trustee Company Limited.

Summary of the Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of the Notes and the Guarantees” in this prospectus supplement and “Description of Debt Securities and Guarantees” in the accompanying prospectus.

Notes offered	U.S.$ aggregate principal amount of % Senior Notes due .

Issuer	WPP Finance (UK).

Guarantors	WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited.

Maturity	The notes will mature on .

Interest Rate	The notes will bear interest at the rate of % per year from , 2009.

Interest Payment Dates	Interest on the notes will be payable semi-annually on and , beginning on , 2009.

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time if a rating assigned to the notes is downgraded (or subsequently upgraded) as described under “Description of the Notes and the Guarantees—Interest Rate Adjustment.”

Guarantees	Payments of principal, premium, if any, interest and additional amounts due under the notes will be fully and unconditionally guaranteed by WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited.

Ranking	The notes will be the Issuer’s senior and unsecured indebtedness and will rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt obligations from time to time outstanding. The guarantees will be unsecured and unsubordinated obligations of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited and will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated debt obligations from time to time outstanding of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, respectively. The notes and the guarantees will be effectively subordinated to any existing or future secured indebtedness of WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, respectively, to the extent of the collateral securing such indebtedness. As of December 31, 2008, none of WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited had any secured indebtedness outstanding.

WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of

WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the notes unless other entities become guarantors. As a result, the notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors.

Use of Proceeds	The Issuer intends to use approximately U.S.$311,000,000 (£189,000,000) of the net proceeds from the sale of the notes to repay the balance outstanding under a £650,000,000 term facility that we obtained in order to fund our acquisition of TNS. The Issuer intends to use the balance of the net proceeds to pay down overdrafts.

Optional Redemption	The Issuer will have the right, at its option, to redeem the notes, in whole or in part, at any time or from time to time prior to their maturity, at a redemption price equal to the greater of the principal amount of such notes and the applicable “make-whole” amount, plus in each case accrued and unpaid interest to, but excluding, the redemption date, as described under “Description of the Notes and the Guarantees—Redemption—Optional Redemption” in this prospectus supplement and “Description of Debt Securities and Guarantees—Optional Redemption and Optional Repurchase” in the accompanying prospectus.

Tax Redemption	The Issuer will have the right, at its option, to redeem the notes, in whole (but not in part), upon the occurrence of certain events relating to taxation, as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the notes. The Issuer may redeem the outstanding notes in whole (but not in part), at any time, at a price equal to 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date.

Change of Control Repurchase Right	Upon the occurrence of a change of control repurchase event, as defined under “Description of the Notes and the Guarantees—Purchase of Notes upon a Change of Control Repurchase Event,” the Issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the repurchase date.

Listing	Application has been made to admit the notes to listing on the official list of the United Kingdom Financial Authority and to trading on the Professional Securities Market of the London Stock Exchange.

Form and Denomination	Except as described below, the notes will be issued only in registered form without coupons and in denominations of U.S.$100,000 principal amount and integral multiples of U.S.$1,000 in excess thereof.

Trustee, Registrar, Principal Paying Agent, and Transfer Agent	Wilmington Trust Company.

Governing Law	State of New York.

Risk Factors	Before making an investment decision, prospective purchasers of notes should consider carefully all of the information included in this prospectus supplement and the accompanying prospectus, including, in particular, the information under “Risk Factors” in this prospectus supplement and in WPP plc’s Annual Report on Form 20-F.

SUMMARY SELECTED FINANCIAL DATA

The following summary presents selected financial information as of and for the years ended December 31, 2008, 2007 and 2006. The financial information has been derived from the financial statements and the notes to those financial statements previously filed with the Securities and Exchange Commission as part of WPP plc’s and its predecessors’ annual reports on Form 20-F. The summary selected financial data should be read in conjunction with those financial statements and the related notes.

Selected Consolidated Income Statement Data

	Year Ended December 31,
	2008 £m	2007 £m	2006 £m
Revenue	7,476.9	6,185.9	5,907.8
Gross Profit	7,009.4	5,850.4	5,611.0
Operating profit	876.0	804.7	741.6
Profit before interest and taxation	922.0	846.1	782.7
Finance income	169.6	139.4	111.0
Profit before taxation	746.8	719.4	682.0
Profit for the year	513.9	515.1	482.6

Selected Consolidated Balance Sheet Data

	Year Ended December 31,
	2008 £m	2007 £m	2006 £m
Cash and short-term deposits	2,572.5	2,040.2	1,663.7
Current assets	11,107.6	8,562.1	6,963.6
Total assets	24,463.3	17,252.0	14,695.9
Current liabilities	(12,136.3)	(9,904.8)	(8,084.0)
Bank overdrafts and loans falling due within one year	(1,640.8)	(1,585.9)	(1,260.6)
Bonds and bank loans falling due after more than one year	(3,999.3)	(1,740.0)	(1,217.7)
Total liabilities	(18,503.5)	(13,157.2)	(10,777.5)

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to our Business

For a discussion of risks relating to our business, see “Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2008, and our other filings with the SEC that are incorporated by reference into this prospectus.

Risks Relating to the Notes and Guarantees

The notes and the guarantees will be unsecured obligations.

The notes will be senior, unsecured indebtedness of the Issuer and will rank equally in right of payment with all future unsecured and unsubordinated obligations of the Issuer. The guarantees will rank equally in right of payment with all existing and future senior, unsecured and unsubordinated indebtedness of each Guarantor. The notes and the guarantees will be effectively subordinated to any existing or future secured indebtedness of the Issuer and each Guarantor, respectively, to the extent of the collateral securing such indebtedness. As of December 31, 2008, neither the Issuer nor the Guarantors had any secured indebtedness outstanding. For more information on the ranking of the notes and the guarantees, see “Description of Debt Securities and Guarantees” in the accompanying prospectus.

The Guarantors are holding companies and will depend upon funds from their subsidiaries to meet their obligations under the notes and guarantees.

The Guarantors are holding companies and their only significant assets are their investments in their subsidiaries. As holding companies, the Guarantors are dependent upon dividends, loans or advances, or other intercompany transfers of funds from their subsidiaries to meet their obligations under the guarantees. The ability of their subsidiaries to pay dividends and make other payments to the Guarantors may be restricted by, among other things, applicable laws as well as agreements to which those subsidiaries may be a party. Therefore, the Guarantors’ ability to make payments with respect to the guarantees may be limited.

The Guarantors currently conduct all of their operations through their subsidiaries, and none of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors will have any obligations with respect to such debt securities unless other entities become guarantors. As a result, the debt securities will be structurally subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of all of the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors, except to the extent that any of those entities become guarantors. As of December 31, 2008, the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors had total liabilities, including indebtedness and trade payables, of approximately £14,951.5 million (U.S.$21,791.8 million), of which approximately £2,313.6 million (U.S.$3,372.1 million) was indebtedness. In addition, WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited, is a guarantor of £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc, and Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited, is a guarantor of $650 million of 5.875% notes due June 2014 issued by WPP Finance (UK).

We may be unable to purchase the notes upon the occurrence of a change of control repurchase event.

Upon the occurrence of a Change of Control Repurchase Event, as defined in the indenture governing the notes, we are required to offer to purchase all of the notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. If a change of control repurchase event occurs, we may not have sufficient funds to pay the repurchase price, and we may be required to secure third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a change of control repurchase event under the indenture may also result in an event of default under our credit facilities and certain of our other debt instruments, which may cause the acceleration of our other indebtedness. Our future indebtedness may also contain restrictions on our ability to repurchase the notes upon certain events, including transactions that would constitute a change of control repurchase event under the indenture. Our failure to repurchase the notes following the occurrence of a change of control repurchase event would constitute an event of default under the indenture.

The provisions relating to change of control repurchase events set forth in the indenture governing the notes may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control repurchase event under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or a downgrading or withdrawal of the requisite credit ratings by rating agencies so as to trigger our obligation to repurchase the notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the notes to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Civil liabilities or judgments against the Issuer, the Guarantors or their directors or officers based on U.S. federal or state securities laws may be difficult or impossible to enforce.

The Issuer and the Guarantors are companies incorporated under the laws of England and Wales, Jersey and Ireland. Future guarantors are also expected to be organized outside the United States. Some of the Issuer’s and the Guarantors’ directors and officers reside outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer or the Guarantors or their directors and officers or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the federal or state securities laws of the United States.

Payments on the notes or the guarantees could be subject to withholding under the European Union Savings Directive.

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), European Union Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories including Jersey and Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

On September 15, 2008, the European Commission issued a report to the Council of the European Union on the operation of the Directive, which included the Commission’s advice on the need for changes to the Directive. On November 13, 2008, the European Commission published a more detailed proposal for amendments to the Directive, which included a number of suggested changes. If any of those proposed changes are made in relation to the Directive, they may amend or broaden the scope of the requirements described above.

If a payment were to be made or collected through a member state of the European Union that has opted for a withholding system and an amount of, or in respect of, tax were to be withheld from that payment, neither the Issuer nor the Guarantors nor any paying agent nor any other person would be obliged to pay additional amounts with respect to any notes as a result of the imposition of such withholding tax. The Issuer will be required to maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the Directive.

The notes may not be a suitable investment for all investors.

Each potential investor in the notes must determine the suitability of that investment in light of its own circumstances. In particular, each potential investor should:

•

have sufficient knowledge and experience to make a meaningful evaluation of the notes, the merits and risks of investing in the notes and the information contained or incorporated by reference in this prospectus supplement;

•

have access to, and knowledge of, appropriate analytical tools to evaluate, in the context of its particular financial situation, an investment in the notes and the impact such investment will have on its overall investment portfolio;

•	have sufficient financial resources and liquidity to bear all of the risks of an investment in the notes;

•	understand thoroughly the terms of the notes; and

•

be able to evaluate (either alone or with the help of a financial adviser) possible scenarios for economic, interest rate and other factors that may affect its investment and its ability to bear the applicable risks.

There may not be a liquid trading market for the notes.

The Issuer intends to list the notes on the Professional Securities Market of the London Stock Exchange. Nevertheless, an active market for the notes may not develop, and any market that develops may not last. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market does not develop, you may not be able to resell your notes at a fair market value or at all. The underwriters have indicated that they intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice.

The value of your investment in the notes may be subject to exchange rate fluctuations. We may become subject to exchange controls, which may similarly negatively impact the value of your investment in the notes.

The Issuer (and, failing the Issuer, the Guarantors and any other guarantors, if the notes are guaranteed by any such other guarantors) will pay principal and interest on the notes in dollars. This presents certain risks relating to currency conversions if an investor’s financial activities are denominated principally in a currency or currency unit (the “Investor’s Currency”) other than dollars. These include the risk that exchange rates may significantly change (including changes due to devaluation of the dollar or revaluation of the investor’s currency) and the risk that authorities with jurisdiction over the Investor’s Currency may impose or modify exchange controls. An appreciation in the value of the Investor’s Currency relative to the dollar would decrease (1) the investor’s currency equivalent yield on the notes, (2) the investor’s currency equivalent value of the principal payable on the notes and (3) the investor’s currency equivalent market value of the notes.

Government and monetary authorities may impose (as some have done in the past) exchange controls that could adversely affect an applicable exchange rate. As a result, investors may receive less interest or principal than expected, or no interest or principal.

The value of your investment in the notes may be subject to interest rate fluctuations.

Investment in the notes involves the risk that subsequent changes in market interest rates may adversely affect the value of the notes.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the notes. Any such ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Legal considerations may restrict certain investments.

The investment activities of certain investors are subject to investment laws and regulations, or review or regulation by certain authorities. Each potential investor should consult its legal advisers to determine whether and to what extent (1) the notes are legal investments for it, (2) the notes can be used as collateral for various types of borrowing and (3) other restrictions apply to its purchase or pledge of any of the notes. Financial institutions should consult their legal advisers or the appropriate regulators to determine the appropriate treatment of the notes under any applicable risk-based capital or similar rules.

EXCHANGE RATES

The annual average of the daily Bloomberg Closing Mid Point rate for pounds sterling expressed in U.S. dollars for each of the five years ended December 31, 2008 was:

Year ended December 31,	Average
2004	1.8326
2005	1.8189
2006	1.8432
2007	2.0019
2008	1.8524

The following table sets forth, for each of the most recent six months, the high and low Bloomberg Closing Mid Point rates. As of May 29, 2009, the Bloomberg Closing Mid Point rate was 1.6154.

Month ended	High	Low
December 2008	1.5469	1.4411
January 2009	1.5204	1.3703
February 2009	1.4947	1.4218
March 2009	1.4719	1.3711
April 2009	1.5012	1.4390
May 2009	1.6154	1.4880

There can be no assurance that the pound sterling will depreciate or appreciate significantly in the future.

USE OF PROCEEDS

The net proceeds from the sale of the notes, after payment of underwriting discounts and commissions and transaction expenses, are expected to be approximately U.S.$             million. We intend to use approximately U.S.$311,000,000 (£189,000,000) of the net proceeds to repay the balance outstanding under a £650,000,000 term facility agreement that we obtained and used in 2008 to fund our acquisition of TNS (the “Facility”). We intend to use the remaining net proceeds from the sale of the notes to pay down overdrafts.

As of June 3, 2009, the amounts drawn down under the Facility are €162,236,711 bearing interest at a rate of 2.554% including margin and £49,000,000 bearing interest at a rate of 2.42938% including margin. The Facility matures on July 9, 2009, unless we determine, at our option, to extend the Facility until July 9, 2010. However, we are required to use the full amount of net proceeds of any debt or equity financings, including this offering, to prepay any amounts outstanding under the Facility.

Certain of the underwriters or their affiliates are lenders under the Facility and, accordingly, will receive a portion of the proceeds from this offering.

CAPITALIZATION

The following table sets forth the Group’s consolidated capitalization as of December 31, 2008, and as adjusted to reflect the issuance of the notes and significant changes since December 31, 2008. U.S. dollar amounts are presented solely for your convenience. It should be read in conjunction with and is qualified by reference to WPP plc’s audited 2008 consolidated financial statements and related notes thereto, which are incorporated by reference in this prospectus supplement. See “Where You can Find More Information” in the accompanying prospectus.

	As of December 31, 2008
	Actual		Adjusted(1)
	£m	U.S.$m	£m	U.S.$m
Short-term debt:
Overdrafts	1,254.4	1,828.3
Other short-term debt	0.4	0.5	0.4	0.5
Private placement	215.0	313.4	—	—
Revolving credit facility	169.7	247.3	169.7	247.3
Derivative financial instruments	1.3	1.9	1.3	1.9

	1,640.8	2,391.4
Long-term debt
4.375% bonds due 2013	573.0	835.2	573.0	835.2
5.875% notes due 2014	443.3	646.0	443.2	646.0
5.25% bonds due 2015	477.3	695.8	477.4	695.8
6.625% bonds due 2016	714.6	1,041.5	714.6	1,041.5
6% bonds due 2017	398.3	580.6	398.3	580.6
6.375% bonds due 2020	196.9	287.0	196.9	287.0
5.75% convertible notes due 2014	—	—	450.0	655.9
% Senior notes due	—	—
Revolving credit facility	1,097.7	1,600.0
Private placement	—	—	37.6	55.0
Derivative financial instruments	98.2	143.0	98.2	143.0

	3,999.3	5,829.1
Capital and reserves
Called-up share capital	125.5	182.9	125.5	182.9
Share premium account	8.6	12.5	8.6	12.5
Shares to be issued	8.7	12.7	8.7	12.7
Merger reserve	(5,138.8)	(7,489.8)	(5,138.8)	(7,489.8)
Other reserves	1,250.5	1,822.6	1,250.5	1,822.6
Own shares	(189.8)	(276.6)	(189.8)	(276.6)
Retained earnings	9,697.5	14,134.1	9,697.5	14,134.1

Equity share owners’ funds	5,762.2	8,398.4	5,762.2	8,398.4
Minority interests	197.6	288.0	197.6	288.0
Total equity	5,959.8	8,686.4	5,959.8	8,686.4

Total capitalization	11,599.9	16,906.9

Footnotes:

(1)

The adjusted columns reflect (i) the repayment on January 1, 2009 of $258.4 million (£177.4 million) of the private placement debt relating to the acquisition of TNS and the reclassification of the remaining balance to long-term debt, (ii) the issuance on May 19, 2009 of £450 million of 5.75% convertible notes due 2014 and the use of the net proceeds of this issuance to pay down a portion of a £650 million term facility obtained in

order to fund the acquisition of TNS and (iii) the issuance of $         million of notes in this offering. We intend to use a portion of the net proceeds from the sale of the notes in this offering to repay the approximately £189 million (US$311 million) balance outstanding under the £650 million term facility obtained in order to fund the acquisition of TNS and to use the balance of the net proceeds to pay down overdrafts of approximately £         million.

The majority of the Group’s debt is denominated in US dollars, pounds sterling and euros. Borrowings in these currencies represented 97.18% of the Group’s gross indebtedness at December 31, 2008 (at $3,060 million, £749 million and €1,405 million).

As of December 31, 2008, neither WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited nor WPP 2005 Limited had any secured indebtedness outstanding.

DESCRIPTION OF THE NOTES AND THE GUARANTEES

The following description of the specific terms of the notes and the related guarantees supplements the description of the general terms set forth under “Description of Debt Securities and Guarantees” in the accompanying prospectus. It is important for you to consider the information contained in the accompanying prospectus and this prospectus supplement before making an investment in the notes. If any specific information regarding the notes in this prospectus supplement is inconsistent with the more general terms of the notes described in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

References to the “notes” include both the notes and the guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean persons who have notes registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes issued in book-entry form through The Depository Trust Company or in notes registered in street name. Investors should refer to “Form of Notes, Clearing and Settlement” in this prospectus supplement and “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

General

Indenture and Supplemental Indentures

The notes will be issued under an indenture, to be dated as of                     , 2009, and under a supplemental indenture to be dated as of                     , 2009. Each of the indenture and the supplemental indenture are agreements among WPP Finance (UK), as Issuer, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, as Guarantors, and Wilmington Trust Company, as trustee. The trustee has the following two main roles:

•

First, the trustee can enforce your rights against the Issuer if it defaults in respect of the notes and a Guarantor defaults in respect of the guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “Description of Debt Securities and Guarantees—Events of Defaults and Remedies” in the accompanying prospectus.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of notes.

Principal and Interest

The aggregate principal amount of the notes will initially be U.S.$            . The notes will mature on                     .

The notes will bear interest at a rate of     % per year, from                     , 2009. Interest on the notes will be payable semi-annually on                      and                      of each year, beginning on                     , 2009, to the holders in whose names the notes are registered at the close of business on the                      or                      immediately preceding the related interest payment date.

The Issuer will pay interest on the notes on the interest payment dates stated above and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date. The Issuer will compute interest on the notes on the basis of a 360-day year of twelve 30-day months.

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s (defined below) or S&P (defined below), or in either case, a Substitute Rating Agency (defined below) thereof, downgrades (or subsequently upgrades) the rating assigned to the notes, in the manner described below.

If the rating of the notes from Moody’s or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on their date of issuance by the percentage points set forth below opposite that rating:

Moody’s Rating*	Percentage Points
Ba1	0.25
Ba2	0.50
Ba3	0.75
B1 or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If the rating of the notes from S&P or any Substitute Rating Agency thereof is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage points set forth below opposite that rating:

S&P Rating*	Percentage Points
BB+	0.25
BB	0.50
BB-	0.75
B+ or below	1.00

*	Including the equivalent ratings of any Substitute Rating Agency.

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P (or, in either case, a Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the notes to any of the ratings set forth in the tables above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on their date of issuance plus the applicable percentage points set forth opposite the ratings in the tables above in effect immediately following the increase. If Moody’s or any Substitute Rating Agency thereof subsequently increases its rating of the notes to Baa3 (or its equivalent, in the case of a Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency thereof increases its rating to BBB- (or its equivalent, in the case of a Substitute Rating Agency) or higher, the interest rate on the notes will be decreased to the interest rate payable on the notes on their date of issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), will be made independent of any and all other adjustments. In no event will (1) the interest rate on the notes be reduced to below the interest rate payable on the notes on their date of issuance or (2) the total increase in the interest rate on the notes exceed 2.00 percentage points above the interest rate payable on the notes on their date of issuance.

No adjustments in the interest rate of the notes will be made solely as a result of a Rating Agency ceasing to provide a rating of the notes. If, at any time, less than two Rating Agencies provide a rating of the notes for any reason beyond the Issuer’s control, the Issuer will use its commercially reasonable efforts to obtain a rating of the notes from a Substitute Rating Agency, to the extent one exists, and if a Substitute Rating Agency exists, for purposes of determining any increase or decrease in the interest rate on the notes pursuant to the table above (x) such Substitute Rating Agency will be substituted for the last Rating Agency to provide a rating of the notes but which has since ceased to provide such rating, (y) the relative ratings scale used by such Substitute Rating

Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by the Issuer and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings will be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table and (z) the interest rate on the notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate payable on the notes on their date of issuance plus the appropriate percentage points, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (y) above) (plus any applicable percentage points resulting from a decreased rating by the other Rating Agency).

For so long as only one Rating Agency provides a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by such Rating Agency will be twice the percentage points set forth in the applicable table above. For so long as no Rating Agency provides a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00 percentage points above the interest rate payable on the notes on their date of issuance.

In addition, the interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the notes become rated A2 and A (or its equivalent, in the case of a Substitute Rating Agency) or higher by Moody’s and S&P, respectively (or, in either case, any Substitute Rating Agency thereof), or one of these ratings if the notes are only rated by one Rating Agency.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate. If Moody’s or S&P or any Substitute Rating Agency thereof changes its rating of the notes more than once during any particular interest period, the last change by such agency during such period will control for purposes of any interest rate increase or decrease with respect to the notes described above relating to such Rating Agency’s action.

“Moody’s” means Moody’s Investors Services, Inc., or any successor thereto.

“Rating Agencies” means each of Moody’s and S&P and, if any of Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of the Issuer, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer (as certified by a board resolution) and which is reasonably acceptable to the trustee as a replacement agency for Moody’s or S&P or both of them, as the case may be.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer (pursuant to a Board Resolution and reasonably acceptable to the trustee) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

Guarantees

The Guarantors will fully and unconditionally guarantee the full and punctual payment of principal, premium, if any, interest, additional amounts and any other amounts that may become due and payable by us in respect of the notes. If the Issuer fails to pay any such amount, the Guarantors will immediately pay the amount that is due and required to be paid.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a guarantor, or any other subsidiary of any guarantor that is a parent of us, becomes a guarantor under any of the Eurobonds, Sterling bonds or USA notes, then such guaranteeing entity shall become a guarantor of the notes. As used herein, the term “Eurobonds” means the €500 million of 5.25% bonds due January 2015 issued by WPP Finance S.A., the €600 million of 4.375% bonds due December 2013 issued by WPP 2008 Limited (formerly WPP Group plc) and the €750 million of 6.625% bonds due in 2016 issued by WPP 2008 Limited (formerly WPP Group plc); the term “Sterling bonds” means the £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc), the £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A. and the £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc; and the term “USA notes” means the $650 million of 5.875% notes due June 2014 issued by WPP Finance (UK). Notwithstanding the foregoing, neither WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited and a guarantor of the £450 million of 5.75% convertible bonds due May 2014, nor Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited and a guarantor of the USA notes, will be required to become a guarantor of any notes issued and sold under the indenture.

Ranking of Notes and Guarantees

WPP plc is a holding company and its principal assets are shares that it holds in its subsidiaries. The notes will not be secured by any of the Issuer’s assets or properties. As a result, by owning the notes, you will be one of the Issuer’s unsecured creditors. The notes will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Issuer, the notes would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt.

The Guarantors’ guarantees of the notes will not be secured by any of their assets or properties. As a result, if the Guarantors are required to pay under the guarantees, holders of the notes would be unsecured creditors of the Guarantors. The guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against any of the Guarantors, the guarantees would rank equally in right of payment with all of such Guarantor’s other unsecured and unsubordinated debt.

WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited are holding companies and currently conduct all of their operations through their subsidiaries. None of the subsidiaries of WPP plc other than the Issuer and the existing Subsidiary Guarantors will have any obligations with respect to the notes unless other entities become guarantors. As a result, the notes and guarantees will be effectively subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of the subsidiaries other than the Issuer and the existing Subsidiary Guarantors.

As of December 31, 2008, the subsidiaries of WPP plc other than the Issuer and the Subsidiary Guarantors had total liabilities, including indebtedness and trade payables, of approximately £14,951.5 million (U.S.$21,791.8 million) of which approximately £2,313.6 million (U.S.$3,372.1 million) was indebtedness. In addition, WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited, is a guarantor of £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc and Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited, is a guarantor of $650 million of 5.875% notes due June 2014 issued by WPP Finance (UK).

Stated Maturity and Maturity

The day on which the principal amount of the notes is scheduled to become due is called the “stated maturity” of the principal of such notes. The principal of the notes may become due before its stated maturity by reason of redemption or acceleration after a default. The day on which the principal of the notes actually becomes due, whether at its stated maturity or earlier, is called the “maturity” of the principal of the notes.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity”

of the notes without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal of the notes.

Form and Denominations

The notes will be issued only in registered form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof.

Except in limited circumstances, the notes will be issued in the form of global notes. See “Form of Securities, Clearing and Settlement” in the accompanying prospectus.

Further Issues

We reserve the right, from time to time without the consent of holders of the notes, to issue additional notes on terms and conditions identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes offered hereby.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of Debt Securities and Guarantees—Payment of Additional Amounts” in the accompanying prospectus, the Issuer or the Guarantors will pay to holders of the notes all additional amounts that may be necessary so that every net payment of interest or principal to the holder will not be less than the amount provided for in the notes. By net payment, we mean the amount that the Issuer or the paying agent or a Guarantor will pay the holder after deducting or withholding an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed with respect to that payment by an applicable taxing jurisdiction. See “Description of Debt Securities and Guarantees—Payment of Additional Amounts” in the accompanying prospectus.

Redemption

The Issuer will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate account to repay your notes. In addition, you will not be entitled to require the Issuer or the Guarantors to repurchase your notes from you before the stated maturity, except as set forth below under “—Repurchase upon Change of Control Repurchase Event”.

Optional Redemption

We will have the right at our option to redeem the notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days’ but not more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus              basis points (the “Make-Whole” amount), plus accrued and unpaid interest on the principal amount of the notes to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means Banc of America Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc. or their respective affiliates which are primary United States government securities dealers and two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York time, on the third business day preceding such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an interest payment date) accrued interest to, but excluding, the redemption date on the notes to be redeemed on such date. If less than all of the notes are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

Tax Redemption

The Issuer will have the right to redeem the notes upon the occurrence of certain events relating to taxation as a result of which the Issuer or a Guarantor becomes obligated to pay additional amounts on the notes, in which case the Issuer may redeem the notes in whole but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the redemption date. See “Description of Debt Securities and Guarantees—Optional Redemption and Optional Repurchase—Redemption for Taxation Reasons” in the accompanying prospectus.

Repurchase upon Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined below), unless we have exercised our right to redeem the notes, each noteholder shall have the option to require us to repurchase all or any portion of its notes (in principal amounts of $100,000 and integral multiples of $1,000 in excess thereof) on the Repurchase Date (as defined below) at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest thereon to, but excluding, the date of repurchase (subject to the right of holders of notes on the relevant record date to receive interest due on the relevant interest payment date).

Promptly upon our becoming aware that a Change of Control Repurchase Event has occurred we shall, and at any time upon the trustee becoming similarly so aware, the trustee may, and if so requested by the holders of at least 25% of the aggregate principal amount of the notes then outstanding, shall (subject in each case to the trustee being indemnified and/or secured to its satisfaction), give notice (a “Change of Control Repurchase Event

Notice”) to the noteholders specifying the nature of the Change of Control Repurchase Event and the procedure for exercising the noteholders’ repurchase option. If not previously sent, the Change of Control Repurchase Event Notice must be sent to the noteholders and the trustee no later than 30 days after the occurrence of the Change of Control Repurchase Event.

To exercise the option to require the repurchase of a note following the occurrence of a Change of Control Repurchase Event the holder of the note must deliver such note, on any business day during the period (the “Repurchase Period”) beginning on the date the Change of Control Repurchase Event Notice is given and ending 45 days thereafter, at the specified office of the trustee, accompanied by a duly signed and completed notice of exercise (a “Change of Control Repurchase Notice”) in the form (for the time being current) which shall be provided with the Change of Control Repurchase Event Notice. A Change of Control Repurchase Notice, once given, shall be irrevocable unless we elect to permit revocations. All notes submitted for repurchase shall be purchased by us on the date that is 3 business days after the expiration of the Repurchase Period (the “Repurchase Date”).

On the Repurchase Date, we will:

•	accept for payment all notes or portions of notes (in principal amounts of $100,000 and integral multiples of $1,000 in excess thereof) properly tendered pursuant to the repurchase option;

•	deposit with the trustee an amount equal to the aggregate repurchase price in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by us.

The trustee will promptly mail to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered; provided, that each new note will be in a principal amount of $100,000 and integral multiples of $1,000 in excess thereof.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

We will not be required to make an offer to repurchase the notes upon Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us, and such third party purchases all notes properly tendered and not withdrawn under its offer.

The trustee is under no obligation to ascertain whether a Change of Control Repurchase Event or Change of Control or any event which could lead to the occurrence of or could constitute a Change of Control Repurchase Event or Change of Control has occurred and, until it shall have actual knowledge or notice pursuant to the indenture to the contrary, the trustee may assume that no Change of Control Repurchase Event or Change of Control (as defined below) or other such event has occurred.

A “Change of Control Repurchase Event” will be deemed to occur if:

(I) (a)(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a holding company whose shareholders are or are to be substantially similar to WPP plc’s shareholders immediately prior to such company becoming WPP plc’s parent company, is or becomes the “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, as a result of a purchase, merger or otherwise, of (x) more than 50 percent of the issued ordinary share capital of

WPP plc, or, in lieu thereof after the creation of a New Parent (as defined below), more than 50 percent of the issued ordinary share capital of the New Parent or (y) shares in the capital of WPP plc carrying more than 50 percent of the voting rights (“Voting Stock”) normally exercisable at a general meeting of WPP plc, or, in lieu thereof after the creation of a New Parent, more than 50 percent of the Voting Stock of the New Parent normally exercisable at a general meeting of the New Parent or (ii) any Guarantor ceases to be a direct or indirect Subsidiary of WPP plc or any Parent Guarantor;

(b) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of WPP plc and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to WPP plc or one of its Subsidiaries or, in lieu thereof after the creation of a New Parent, the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the New Parent and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the New Parent or one of its Subsidiaries;

(c) WPP plc consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, WPP plc, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of WPP plc or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of WPP plc outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction or, in lieu thereof after the creation of a New Parent, the New Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the New Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the New Parent or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the New Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(d) the majority of the members of the board of directors of WPP plc shall cease to be Continuing Directors or, in lieu thereof after the creation of a New Parent, the majority of the members of the board of directors of the New Parent shall cease to be Continuing Directors; or

(e) the adoption of a plan relating to the liquidation or dissolution of WPP plc or, in lieu thereof after the creation of a New Parent, the adoption of a plan relating to the liquidation or dissolution of the New Parent (each of the events set forth in clauses (a) through (e), a “Change of Control”); and

(II) at the time of the occurrence of a Change of Control, the notes carry an investment grade credit rating (Baa3/BBB-, or equivalent, or better), from any Rating Agency and such rating from any Rating Agency is, within a period ending 120 days after announcement of the Change of Control having occurred (or such longer period as the notes are under consideration, announced publicly within such 120 day period, for rating review), either downgraded to a non-investment grade credit rating (Bal/BB+, or equivalent, or worse) or withdrawn.

Further, (a) if at the time of the occurrence of the Change of Control the notes carry either a non-investment grade credit rating from each Rating Agency then assigning a credit rating to the notes or no credit rating from any Rating Agency, a Change of Control Repurchase Event will be deemed to occur upon the occurrence of a Change of Control alone; and (b) if at the time of the occurrence of the Change of Control the notes carry a rating from more than one Rating Agency, at least one of which is investment grade, then sub-paragraph (II) will apply.

For the purposes of the foregoing provisions, “New Parent” means any Parent Guarantor whose equity ownership is substantially the same as WPP plc or any prior Parent Guarantor immediately prior to such New Parent becoming a Parent Guarantor.

If the rating designations employed by any of Moody’s or S&P are changed from those which are described in paragraph (II) above, or if a rating is procured from a Substitute Rating Agency, we shall determine, with the agreement of the trustee (not to be unreasonably withheld or delayed), the rating designations of Moody’s or S&P or such Substitute Rating Agency (as appropriate) as are most equivalent to the prior rating designations of Moody’s or S&P and paragraph (II) shall be read accordingly.

For the purposes of the foregoing provisions, “Continuing Director” means, as of any date of determination, any member of the board of directors of WPP plc who:

(1) was a member of such board of directors on the date of the Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election, provided that, in lieu thereof after the creation of a New Parent, “Continuing Director” means, as of any date of determination, any member of the board of directors of the New Parent who:

(1) was a member of such board of directors on the date that the New Parent became a guarantor under the Indenture; or

(2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

For the purposes of the foregoing provisions, “Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting the ability of the Issuer, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited to merge with other entities and take other specified actions. You should read the information under “Description of Debt Securities and Guarantees—Covenants” in the accompanying prospectus.

Defaults, Remedies and Waiver of Defaults

Holders of the notes will have special rights if an event of default with respect to the notes that they hold occurs and is not cured. You should read the information under “Description of Debt Securities and Guarantees—Events of Defaults and Remedies” and “Description of Debt Securities and Guarantees—Modification and Waiver” in the accompanying prospectus.

Notices

As long as we issue notes in global form, notices to be given to holders will be given to DTC, in accordance with its applicable policies as in effect from time to time. If we issue notes in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Our Relationship with the Trustee

Wilmington Trust Company is serving as the trustee for the notes. Wilmington Trust Company and its affiliates may have other business relationships with us from time to time.

TAXATION

The following summary of certain United Kingdom, Jersey, Ireland and U.S. federal income tax considerations is based on the advice of Allen & Overy LLP, with respect to United Kingdom taxes, on the advice of Davis & Gilbert LLP, with respect to U.S. federal income taxes, on the advice of Mourant du Feu & Jeune, with respect to Jersey taxes in respect of noteholders that are not Jersey residents, and on the advice of A&L Goodbody, with respect to Ireland taxes. This summary contains a description of the principal United Kingdom, Jersey, Ireland and U.S. federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than the United States, the United Kingdom, Jersey and Ireland.

This summary is based on the tax laws of the United Kingdom, Jersey, Ireland and the United States as in effect on the date of this prospectus supplement, as well as on rules and regulations of the United Kingdom, Jersey and Ireland and regulations, rulings and decisions of the United States available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary.

Prospective purchasers of notes should consult their own tax advisers as to the United Kingdom, Jersey, Ireland and United States or other tax consequences of the ownership and disposition of the notes, including, in particular, the application to their particular situations of the tax considerations discussed below, as well as the application of state, local, foreign or other tax laws.

United Kingdom Tax Considerations

The following applies only to persons who are the beneficial owners of the notes and is a summary of the Issuer’s understanding of current law and practice in the United Kingdom relating to certain aspects of United Kingdom taxation. Some aspects do not apply to certain classes of person (such as dealers and persons connected with the Issuer) to whom special rules may apply. The United Kingdom tax treatment of prospective holders of notes depends on their individual circumstances and may be subject to change in the future. Prospective holders of notes who may be subject to tax in a jurisdiction other than the United Kingdom or who may be unsure as to their tax position should seek their own professional advice.

Interest on the Notes

Payment of interest on the notes

Payments of interest on the notes may be made without deduction of or withholding on account of United Kingdom income tax provided that the notes continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the Income Tax Act 2007 (the “Act”). The Professional Securities Market of the London Stock Exchange is a recognised stock exchange. Securities will be treated as listed on the London Stock Exchange if they are included in the Official List (within the meaning of and in accordance with the provisions of Part 6 of the Financial Services and Markets Act 2000) and admitted to trading on the London Stock Exchange. Provided, therefore, that the notes remain so listed, interest on the notes will be payable without withholding or deduction on account of United Kingdom tax.

Interest on the notes may also be paid without withholding or deduction on account of United Kingdom tax where interest on the notes is paid by the Issuer and, at the time the payment is made, the Issuer reasonably believes (and any person by or through whom interest on the notes is paid reasonably believes) that the beneficial owner is within the charge to United Kingdom corporation tax as regards the payment of interest, provided that HM Revenue & Customs (“HMRC”) has not given a direction (in circumstances where it has reasonable grounds to believe that it is likely that the above exemption is not available in respect of such payment of interest at the time the payment is made) that the interest should be paid under deduction of tax.

In other cases, an amount must generally be withheld from payments of interest on the notes on account of United Kingdom income tax at the basic rate (currently 20%). However, where an applicable double tax treaty provides for a lower rate of withholding tax (or for no tax to be withheld) in relation to a noteholder, HMRC can issue a notice to the Issuer to pay interest to the noteholder without deduction of tax (or for interest to be paid with tax deducted at the rate provided for in the relevant double tax treaty).

Holders of notes may wish to note that, in certain circumstances, HMRC has power to obtain information (including the name and address of the beneficial owner of the interest) from any person in the United Kingdom who either pays or credits interest to or receives interest for the benefit of a noteholder, or who either pays amounts payable on the redemption of notes to or receives such amounts for the benefit of another person, although HMRC published practice indicates that HMRC will not exercise the power referred to above to require this information in respect of such amounts payable on redemption of notes where such amounts are paid on or before 5 April 2010. Information so obtained may, in certain circumstances, be exchanged by HMRC with the tax authorities of the jurisdiction in which the noteholder is resident for tax purposes.

If a Guarantor makes any payments in respect of interest on the notes (or in respect of other amounts due under the notes other than the repayment of amounts subscribed for the notes) such payments may be subject to withholding on account of United Kingdom tax, subject to such relief as may be available under the provisions of any applicable double taxation treaty or any other relief that may apply. Such payments by such Guarantor may not, however, be eligible for the exemption from the obligation to withhold tax described in the first paragraph above.

European Union Savings Directive

Under European Council Directive 2003/48/EC on the taxation of savings income (the “Directive”), European Union Member States are required to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State or to certain limited types of entities established in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria are instead required (unless during that period they elect otherwise) to operate a withholding system in relation to such payments (the ending of such transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries). A number of non-European Union countries and territories including Switzerland have adopted similar measures (a withholding system in the case of Switzerland).

On September 15, 2008, the European Commission issued a report to the Council of the European Union on the operation of the Directive, which included the Commission’s advice on the need for changes to the Directive. On November 13, 2008, the European Commission published a more detailed proposal for amendments to the Directive, which included a number of suggested changes. If any of those proposed changes are made in relation to the Directive, they may amend or broaden the scope of the requirements described above.

Further United Kingdom Income Tax Issues

Interest on the notes constitutes United Kingdom source income for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding.

However, interest with a United Kingdom source received without deduction or withholding on account of United Kingdom tax will not be chargeable to United Kingdom tax in the hands of a noteholder (other than certain trustees) who is not resident for tax purposes in the United Kingdom unless that noteholder carries on a trade, profession or vocation in the United Kingdom through a United Kingdom branch or agency in connection with which the interest is received or to which the notes are attributable (and where that noteholder is a company, unless that noteholder carries on a trade in the United Kingdom through a permanent establishment in connection with which the interest is received or to which the notes are attributable). There are exemptions for interest received by certain categories of agent (such as some brokers and investment managers). The provisions of an applicable double taxation treaty may also be relevant for such holders of notes.

United Kingdom Corporation Tax Payers

In general, holders of notes which are within the charge to United Kingdom corporation tax will be charged to tax as income on all returns, profits or gains on, and fluctuations in value of, the notes (whether attributable to currency fluctuations or otherwise) broadly in accordance with their statutory accounting treatment.

Other United Kingdom Tax Payers

Taxation of Chargeable Gains

A disposal of notes by an individual noteholder who is resident or ordinarily resident in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which the notes are attributable, may give rise to a chargeable gain or allowable loss for the purposes of the United Kingdom taxation of chargeable gains.

Accrued Income Scheme

On a disposal of notes by a noteholder, any interest which has accrued since the last interest payment date may be chargeable to tax as income under the rules of the accrued income scheme as set out in Part 12 of the Act, if that noteholder is resident or ordinarily resident in the United Kingdom or carries on a trade in the United Kingdom through a branch or agency to which the notes are attributable.

United States Tax Considerations

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies to you only if you acquire notes in the offering at the offering price and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person liable for the alternative minimum tax,

•	a person that owns notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

If you purchase notes at a price other than the offering price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult the partner’s tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or individual resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or the trust has a valid election in effect under U.S. Treasury regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—United States Alien Holders” below.

Payments of Interest

You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

In addition to interest on the notes (which includes any United Kingdom tax withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of United Kingdom tax withheld. You may be entitled to deduct or credit this tax, provided that applicable procedural requirements are satisfied and subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any additional amounts) on a note generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the notes where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Purchase, Sale and Retirement of the Notes

Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale or retirement of your note equal to the difference between the amounts you realize on the sale or retirement, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your note. Such gain or loss will generally be treated as United States source gain or loss. Capital gain of a noncorporate United States holder that is recognized in taxable years beginning before January 1, 2011 is generally taxed at a maximum rate of 15% where the holder has a holding period of greater than one year (after which time such maximum rate is scheduled to increase to 20%). The deductability of capital losses is subject to limitation.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. If you are a United States holder, this subsection does not apply to you.

If you are a United States alien holder, you generally will not be subject to United States federal income tax, including withholding tax, with respect to payments on your notes. You are a United States alien holder if you are a beneficial owner of a note and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a debt security.

Payments of Interest

Subject to the discussion of backup withholding below, payments of interest on a note are exempt from U.S. federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a U.S. insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code; or

•	you have an office or other fixed place of business in the United States to which the interest is attributable and you:

•	derive the interest in the active conduct of a banking, financing or similar business within the United States; or

•	are a corporation the principal business of which is trading in stocks or securities for your own account.

Sale, Exchange or Retirement of Debt Securities

You generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a debt security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States; or

•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

Estate Tax

For purposes of U.S. federal estate tax, the debt securities will be treated as situated outside the United States and will not be includable in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Backup Withholding and Information Reporting

This section describes the backup withholding and information reporting requirements regarding holders of the notes.

United States Holders

If you are a noncorporate United States holder, information reporting requirements generally will apply to payments of principal and interest on a debt security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

United States Alien Holders

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal and interest made to you outside the United States, and

•

other payments of principal and interest, and the payment of the proceeds from the sale of a debt security effected at a United States office of a broker, in each case, as long as the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

In general, payment of the proceeds from the sale of the notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption.

In addition, payment of the proceeds from the sale of debt securities effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above (relating to a sale of debt securities effected at a United States office of a broker) are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Jersey Tax Considerations

The following summary of the anticipated tax treatment in Jersey of any payments to be made by WPP plc under its guarantee(s) is based on Jersey taxation law as it is understood to apply at the date of this document. It does not constitute legal or tax advice. Holders of notes (or a beneficial interest in notes) should consult their professional advisers on the implications of receiving a payment from WPP plc under its guarantee(s) under the laws of the jurisdictions in which they may be liable to taxation. Holders of notes (or a beneficial interest in notes) should be aware that tax laws, rules and practice and their interpretation may change.

Withholding tax in respect of payments under guarantee(s)

WPP plc is entitled to make any payment that it may be required to make under its guarantee(s) without any deduction or withholding for, or on account of, Jersey income tax.

Income tax in respect of payments under guarantee(s)

Holders of notes (or a beneficial interest in notes) (other than residents of Jersey) will not be subject to any income tax in Jersey in respect of any payment made to them by WPP plc under its guarantee(s).

Goods and services tax

WPP plc is an “international services entity” for the purposes of the Goods and Services Tax (Jersey) Law 2007. While WPP plc remains an “international services entity”, it is not required to charge goods and services tax in respect of any supply made by it.

European Union directive on the taxation of savings income

As part of an agreement reached in connection with the European Union directive on the taxation of savings income in the form of interest payments, and in line with steps taken by other relevant third countries, Jersey introduced with effect from July 1, 2005, a retention tax system in respect of payments of interest, or other similar income, made to an individual beneficial owner resident in an EU Member State by a paying agent established in Jersey. The retention tax system applies for a transitional period prior to the implementation of a system of automatic communication to EU Member States of information regarding such payments. During this transitional period, such an individual beneficial owner resident in an EU Member State will be entitled to request a paying agent not to retain tax from such payments but instead to apply a system by which the details of such payments are communicated to the tax authorities of the EU Member State in which the beneficial owner is resident.

The retention tax system in Jersey is implemented by means of bilateral agreements with each of the EU Member States, the Taxation (Agreements with European Union Member States) (Jersey) Regulations 2005 and Guidance Notes issued by the Policy & Resources Committee of the States of Jersey. Based on these provisions and our understanding of the current practice of the Jersey tax authorities (and subject to the transitional arrangements described above), WPP plc would not be obliged to levy retention tax in Jersey under these provisions in respect of payments made by it under its guarantee(s) to a paying agent established outside Jersey.

Irish Tax Considerations

The following is a summary based on the laws and practices currently in force in Ireland regarding the tax position of investors beneficially owning their notes and should be treated with appropriate caution. Particular rules may apply to certain classes of taxpayers holding notes. The summary does not constitute tax or legal advice and the comments below are of a general nature only. This summary only relates to potential Irish tax liabilities that would arise as a result of any of the Guarantors that are tax resident in Ireland having to make a payment under their guarantee to noteholders. It does not describe the taxation consequences for Irish resident or ordinarily resident noteholders in respect of the purchase, holding, redemption or sale of the notes and the receipts of interest thereon. Prospective investors in the notes should consult their professional advisors on the tax implications of the purchase, holding, redemption or sale of the notes and the receipt of interest thereon under the laws of their country of residence, citizenship or domicile.

Withholding tax in respect of payments under a guarantee

If an Irish tax resident Guarantor has to make a payment under a guarantee it is possible that any amount representing unpaid interest might be subject to an Irish withholding tax liability at the standard rate of income tax (currently 20%).

However, an exemption from withholding tax on interest payments exists under section 64 of the Taxes Consolidation Act, 1997 (the “1997 Act”) for certain interest bearing securities (quoted Eurobonds) issued by a body corporate (such as the Issuer) which are quoted on a recognised stock exchange (which would include the London Stock Exchange).

Any interest paid on such quoted Eurobonds can be paid free of withholding tax if the person by or through whom the payment made is not in Ireland; or the payment is made by or to a person in Ireland, and either:

•	the quoted Eurobond is held in a clearing system recognised by the Irish Revenue Commissioners (Euroclear, Clearstream Banking SA, Clearstream Banking AG and DTC are so recognized), or

•

the person who is the beneficial owner of the quoted Eurobond and who is beneficially entitled to the interest is not resident in Ireland and has made a declaration to a relevant person (such as an Irish paying agent) in the prescribed form.

So long as the Notes are quoted on the London Stock Exchange and are held in Euroclear, Clearstream Banking SA, Clearstream Banking AG or DTC, payments under a guarantee representing interest on the notes can be paid by an Irish resident Guarantor and any paying agent acting on behalf of such a Guarantor without any withholding or deduction for or on account of Irish income tax.

If, for any reason the quoted Eurobond exemption referred to above does not or ceases to apply an Irish resident Guarantor should be able to pay interest on the notes free of withholding tax to a company resident in a “relevant territory” (i.e. a member state of the European Union (other than Ireland) or in a country with which Ireland has a double taxation agreement). For this purpose residence is determined by reference to the law of the country which the recipient claims to be resident. This exemption from withholding tax will not apply, however, if the interest is paid to a company in connection with a trade or business carried on by it through a branch or agency located by it in Ireland.

Taxation of holders of Notes in respect of sums received under the Guarantee

Notwithstanding that a holder of notes may receive amounts under a guarantee representing interest on the Notes free of withholding tax, the bondholder may still be liable to pay Irish income tax. The amount paid under the guarantee representing interest may be considered to have an Irish source and therefore be within the charge to Irish income tax and levies. Ireland operates a self assessment system in respect of income tax and any person, including a person who is neither resident nor ordinarily resident in Ireland, with Irish source income comes within its scope.

However, such payments should be exempt from Irish income tax if the recipient of the sums is a person resident in a relevant territory provided either (1) the notes are quoted Eurobonds and are exempt from withholding tax as set out above or (2) in the event the notes are not or cease to be quoted Eurobonds exempt from withholding tax, if the recipient of the sums is a company. In addition if the above exemption does not apply relief may be available under a double taxation treaty between Ireland and the country of residence of the holder of notes.

Noteholders receiving sums under a guarantee from an Irish resident Guarantor representing interest which does not fall within the above exemptions may be liable to Irish income tax.

Irish Stamp Duty

No Irish stamp duty is payable on the issue of a note, and provided that note and the trust deed are located outside of Ireland on that date, on any transfer or redemption of a note.

UNDERWRITING

Subject to the terms and conditions in the underwriting agreement among the Issuer, the Guarantors and the underwriters, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, severally and not jointly, the principal amounts of notes of each series set forth below:

Underwriters	Aggregate Principal Amount of Notes
Banc of America Securities LLC	U.S.$
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.
Barclays Capital Inc.
BNP Paribas Securities Corp.
RBS Securities Inc.
Santander Investment Securities Inc.

U.S.$

The underwriters propose to offer the notes initially at the public offering prices on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering prices.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$            .

The notes are a new issue of securities with no established trading market. The underwriters have indicated that they intend to make a secondary market for the notes. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. We provide no assurance concerning the liquidity of the trading markets for the notes. Application has been made to admit the notes to listing on the Professional Securities Market of the London Stock Exchange.

The Issuer and the Guarantors have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters is obligated to purchase from us, which creates a syndicate short position. Syndicate covering transactions involve purchases of notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market prices of the notes or preventing or retarding a decline in the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

The notes are offered for sale in those jurisdictions in the United States, Europe and elsewhere where it is lawful to make such offers.

Each underwriter has represented and agreed that, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the

Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by the Company or the underwriters of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business. They have received customary compensation and expenses for these commercial and investment banking transactions. Affiliates of certain underwriters are lenders under the Facility and may receive more than 10% of the net proceeds from this offering. This offering is being conducted in accordance with Rule 5110(h) of the Financial Industry Regulatory Authority (“FINRA”).

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

This document constitutes an offering of the securities described herein only in the Province of Ontario and to those persons where and to whom they may be lawfully offered for sale, and therein only by persons permitted to sell such securities. This document is not, and under no circumstances is to be construed as an advertisement or a public offering of the securities described herein in Canada. No securities commission or similar authority in Canada has reviewed or in any way passed upon this document or the merits of the securities described herein, and any representation to the contrary is an offence. The distribution of the notes in the Province of Ontario is made on a private placement basis only and is exempt from the requirement that the Issuer prepares and files a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of interests in the notes must be made in accordance with applicable securities laws, which may require re-sales to be made in accordance with an exemption from the prospectus requirements. Purchasers of the notes are advised to seek legal advice prior to any resale of such interests.

The Issuer is not a ‘reporting issuer’, as such term is defined under applicable Canadian securities legislation, in any province or territory of Canada. Prospective Canadian investors are advised that the Issuer currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the notes to the public, or to make the Issuer a reporting issuer, in any province or territory of Canada.

Representations of Purchasers

By virtue of placing an order to purchase the notes, each prospective Canadian investor who purchases the notes will be deemed to have represented to the Issuer and the dealer with whom the order was placed that such purchaser (i) is an “accredited investor” as defined in section 1.1 of National Instrument 45-106 Prospectus and Registration Exemptions (“NI 45-106”); (ii) where required by law, such purchaser is purchasing as principal; (iii) has not been created or used solely to purchase or hold securities as an accredited investor; (iv) has reviewed and acknowledges the terms referred to above under “Resale Restrictions”; and (v) in the case of an investor resident in Ontario, that such investor, or any ultimate investor for which such investor is acting as agent (1) is an “accredited investor”, other than an individual, as defined in section 1.1 of NI 45-106 and is purchasing the notes from a dealer registered in the province of Ontario as an international dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario) or (2) is an “accredited investor”, including an individual as defined in section 1.1 of NI 45-106 and is purchasing the notes from a registered investment dealer or limited market dealer registered in Ontario within the meaning of section 98 of the Regulation to the Securities Act (Ontario).

In addition, each purchaser resident in Ontario, by placing an order to purchase the notes will be deemed to have represented to the Issuer and the dealer with whom such order was placed, that such purchaser: (a) has been notified (i) that the Issuer may be required to provide information (‘personal information’) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 (including its name, address, telephone number and the number and value of the notes purchased), which is required to be filed by the Issuer under NI 45-106; (ii) that such personal information will be delivered to the OSC in accordance with NI 45-106; (iii) that such personal information is being collected indirectly by the OSC under the authority granted to it under the securities legislation of Ontario; (iv) that such personal information is being collected for the purposes of the administration and enforcement of the securities legislation of Ontario; and (v) that the public official in Ontario who can answer questions about the OSC’s indirect collection of such personal information is the Administrative Assistant to the Director of Corporate Finance at the OSC, Suite 1903, Box 55, 20 Queen Street West, Toronto, Ontario M5H 3S8, Telephone: (416) 593-8086; and (b) by purchasing the notes, such purchaser has authorised the indirect collection of the personal information by the OSC. Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of notes that it has purchased and the aggregate purchase price to the purchaser, may be disclosed to other Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. By placing an order to purchase the notes the purchaser consents to the disclosure of such information.

Prospective Canadian investors should consult with their own legal and tax advisers with respect to the tax consequences of an investment in the note in their particular circumstances and with respect to the eligibility of the notes for investment by such prospective investor under relevant Canadian legislation and regulations.

Statutory Right of Action

Securities legislation in certain Canadian provinces provides purchasers of securities offered under the Preliminary Prospectus and Prospectus (“Offering Documents”) with certain rights of action if the Offering Documents, together with any amendment hereto, contains a misrepresentation. The following is a description of these rights.

For these purposes a “misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is necessary in order to make any statement not misleading in light of the circumstances in which it was made.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that if the Offering Documents, together with any amendment thereto, contains a misrepresentation, a prospective investor in the Province of Ontario who has purchased a security offered by the Offering Documents during the period of its distribution shall have, without regard to whether such prospective investor relied upon the misrepresentation, a right of action for damages against the Issuer or, at the election of the investor, a right of rescission against the Issuer (in which case such investor shall cease to have a right of action for damages against the Issuer), provided that:

(a) no action may be commenced to enforce a right of action: (i) for rescission more than 180 days after the date of the purchase; and (ii) for damages later than the earlier of: (A) 180 days after the investor first had knowledge of the facts giving rise to the cause of action; and (B) three years after the date of purchase;

(b) the Issuer will not be liable if it proves that the investor purchased the security with knowledge of the misrepresentation;

(c) in an action for damages, the Issuer will not be liable for all or any portion of such damages that it proves do not represent the depreciation in value of the security as a result of the misrepresentation;

(d) in no case shall the amount recoverable exceed the price at which the securities were offered; and

(e) this right of action is in addition to and without derogation from any other right the investor may have at law.

The foregoing rights do not apply if the investor is: (a) a Canadian financial institution (as defined in NI 45-106) or a Schedule III bank; (b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or (c) a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the Issuer may rely.

Enforcement of Legal Rights

All of the Issuer’s directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the Issuer or those persons. All or a substantial portion of the Issuer’s assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Issuer or those persons in Canada or to enforce a judgment obtained in Canadian courts against the Issuer or those persons outside of Canada.

Forward-Looking Information

These Offering Documents may contain “forward looking information” (“FLI”) as such term is defined in section 1.1 of the Securities Act (Ontario), FLI is disclosure regarding possible events, conditions or results of operations that is based on assumptions about future economic conditions and courses of action and includes future oriented financial information (“FOFI”) with respect to prospective results of operations, financial position or cash flows that is presented either as a forecast or a projection. “FOFI” is FLI about prospective results of operations, financial position or cash flows, based on assumptions about future economic conditions and courses of action, and presented in the format of a historical balance sheet, income statement or cash flow statement. Similarly, a “financial outlook” is FLI about prospective results of operations, financial position or cash flows that is based on assumptions about future economic conditions and courses of action that is not presented in the format of historical balance sheet, income statement or cash flow statement. Actual results may vary from the FLI contained in the Offering Documents as such information is subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from expectations. Material risk factors that could affect actual results are identified under the heading “Risk Factors”. Investors are also cautioned that FLI is based on a number of factors and assumptions, including current plans, estimates opinions and analysis made in light of its experience, current conditions, and expectations of future developments, as well as other relevant factors.

This offering is being made by a non-Canadian issuer using disclosure documents prepared in accordance with non-Canadian securities laws. Prospective purchasers should be aware that these requirements may differ significantly from those in Ontario. The FLI included or incorporated by reference herein may not be accompanied by the disclosure and explanations that would be required of a Canadian issuer under Ontario securities law.

Canadian investors should not rely on any FLI that may be contained within these Offering Documents as such information is subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from expectations. Upon receipt of these Offering Documents, each Canadian investor will be deemed to have acknowledged and agreed that any FLI included herein should not be considered material for the purposes of and may not have been prepared and/or presented consistent with National Instrument 51-102 Continues Disclosure Requirements (“NI 51-102”) and that the investor will not receive any additional information regarding such FLI during any period that the Issuer is not a “reporting issuer” in any province or territory in Canada, other than as required under applicable securities laws in the province of Ontario.

VALIDITY OF THE NOTES AND THE GUARANTEES

The validity under the law of the State of New York of the notes and the guarantees offered and sold in this offering will be passed upon for us by Davis & Gilbert LLP, our United States counsel, and for the underwriters by Simpson Thacher & Bartlett LLP, United States counsel to the underwriters. Certain matters of English law relating to the notes and the guarantees will be passed upon for us by Allen & Overy LLP, our English counsel, and for the underwriters by Herbert Smith LLP, English counsel to the underwriters. Certain matters of Jersey law relating to the guarantees will be passed upon for us by Mourant du Feu & Jeune, our Jersey counsel. Certain matters of Irish law relating to the guarantees will be passed upon for us by A&L Goodbody, our Irish counsel.

LISTING AND GENERAL INFORMATION

1. We have applied to have the notes admitted to listing on the official list of the United Kingdom Listing Authority and to trading on the Professional Securities Market of the London Stock Exchange.

2. The notes have been accepted for clearance through DTC, Euroclear and Clearstream. The CUSIP numbers and ISIN numbers for the notes are as follows:

CUSIP Number	ISIN Number

3. We have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the notes. Resolutions of WPP Finance (UK)’s board of directors, dated May 26, 2009, authorized the issuance of the notes. Resolutions of WPP plc’s board of directors, dated May 22, 2009, and resolutions of a committee of WPP plc’s board of directors, dated May 26, 2009, authorized execution and delivery of the guarantees. Resolutions of WPP Air 1 Limited’s board of directors, dated May 26, 2009, authorized execution and delivery of the guarantees. Resolutions of WPP 2008 Limited’s board of directors, dated May 26, 2009, authorized execution and delivery of the guarantees. Resolutions of WPP 2005 Limited’s board of directors, dated May 26, 2009, authorized execution and delivery of the guarantees.

4. None of the Issuer and its subsidiaries nor any of the Guarantors nor any of their respective subsidiaries is, or has been, involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which the Issuer or any Guarantor is aware) during the 12 months preceding the date of this Prospectus Supplement which may have or has had in the recent past significant effects on the financial position or profitability of the Issuer and its subsidiaries or any Guarantor and its subsidiaries.

5. There has been no significant change in the financial or trading position of WPP Air 1 Limited since its date of incorporation. Other than as a result of the Scheme of Arrangement referred to on pages 8, 9, F-2 and F-31 of WPP plc’s annual report on Form 20-F for the year ended December 31, 2008, there has been no significant change in the financial or trading position of WPP 2008 Limited since June 30, 2008. Other than as a result of the Scheme of Arrangement referred to on pages 8, 9, F-2 and F-31 of WPP plc’s annual report on Form 20-F for the year ended December 31, 2008, there has been no significant change in the financial or trading position of WPP 2005 Limited or WPP Finance (UK) since December 31, 2007. There has been no significant change in the financial or trading position of WPP plc since December 31, 2008. There has been no material adverse change in the financial position or prospects of WPP plc since December 31, 2008. There has been no material adverse change in the financial position or prospects of WPP 2005 Limited, WPP 2008 Limited and WPP Finance (UK) since December 31, 2007. There has been no material adverse change in the financial position or prospects of WPP Air 1 Limited since its date of incorporation.

6. For a period of 12 months starting on the date on which this prospectus is made available to the public, copies of the following items in English will be available free of charge from Wilmington Trust Company, our paying agent, at its office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890:

•	WPP Finance (UK)’s audited financial statements for the year ended December 31, 2007, and audited consolidated financial statements for the year ended December 31, 2006;

•

WPP plc’s audited consolidated financial statements for the year ended December 31, 2008, WPP 2008 Limited’s audited financial statements for the years ended December 31, 2007 and 2006, and WPP 2005 Limited’s audited financial statements for the years ended December 31, 2007 and 2006;

•	WPP 2008 Limited’s unaudited consolidated interim financial statements for the six months ended June 30, 2008;

•

a copy of the listing particulars in relation to the listing of the notes on the official list of the United Kingdom Listing Authority and the trading of the notes on the Professional Securities Market of the London Stock Exchange; and

•	any related notes to these items.

For as long as any of the notes are outstanding and admitted for listing on the Professional Securities Market of the London Stock Exchange, copies of our current annual financial statements and unaudited financial information may be obtained from our paying agent at its office listed above.

During the same period, the indenture, the supplemental indentures and a copy of the memorandum and articles of association or other organizational documents of the Issuer and each of the Guarantors will be available for inspection at the offices of Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. We will, for so long as any notes are admitted for listing on the Professional Securities Market of the London Stock Exchange, maintain a paying agent in New York, as well as in two major European cities.

7. Copies of our constitutive documents are available at the office of Wilmington Trust Company, the paying agent at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

8. WPP Finance (UK) was incorporated on May 24, 2004 and is now a private unlimited liability company under the laws of England and Wales under registered number 05135565. WPP plc was incorporated on September 12, 2008 as a public company limited by shares in Jersey under registered number 101749. WPP Air 1 Limited was incorporated on September 30, 2008, as a company limited by shares in Ireland under registered number 462735. WPP 2008 Limited (formerly WPP Group plc) was incorporated on August 16, 2005, as a public limited company in England and Wales under registered number 05537577 and was re-registered as a private company on November 24, 2008. WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971, and is now a private limited company in England and Wales under registered number 1003653. The Group’s corporate headquarters is located at 6 Ely Place, Dublin 2, Ireland, Tel: 011-353-1-669-0333 and WPP plc’s registered office is located at 22 Grenville Street, St. Helier, Jersey, JE4 8PX. WPP Finance (UK)’s registered office is 27 Farm Street, London W1J 5RJ, Tel: (44)20-408-2204. For further information about WPP plc, see WPP plc’s 2008 Form 20-F.

9. The trustee for the notes is Wilmington Trust Company, having its principal office at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The terms and conditions of our appointment of Wilmington Trust Company as trustee, including the terms and conditions under which Wilmington Trust Company may be replaced as trustee, are contained in the indenture and the supplemental indentures available for inspection at the offices of Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

10. For information about WPP plc’s directors and senior management, see “Item 6—Directors, Senior Management and Employees—Directors and Senior Management” in WPP plc’s 2008 Form 20-F. The members of WPP Finance (UK)’s board of directors are Paul Delaney and Christopher Sweetland. The members of WPP Air 1 Limited’s board of directors are David Haugh, JP Donnelly, Jim Condren, Thierry Lenders and Paul W. G. Richardson. The members of WPP 2008 Limited’s board of directors are Paul Delaney, Andrew Scott and Christopher P. Sweetland. The members of WPP 2005 Limited’s board of directors are Paul Delaney and Christopher P. Sweetland. There are no potential conflicts of interest between the duties to either WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited or WPP 2005 Limited of each of the members of either of the Boards of Directors of WPP Finance (UK), WPP plc, WPP Air 1 Limited, WPP 2008 Limited or WPP 2005 Limited and his or her private interests or other duties, apart from the roles undertaken by Paul Richardson in Chime Communications PLC and STW Communications Group Limited, the roles undertaken by Christopher Sweetland in HighCo. and Scangroup, and the roles undertaken by Andrew Scott in WV1 Holdings B.V. and Bates PanGulf, each of which companies competes with the Group in specific markets.

11. Deloitte LLP has for the two years ended December 31, 2007 and December 31, 2006, audited, and rendered unqualified audit reports on, the consolidated financial statements of WPP 2008 Limited and WPP 2005 Limited and for the year ended December 31, 2008, audited, and rendered unqualified audit reports on, the consolidated financial statements of WPP plc. Deloitte & Touche has been appointed as the auditors of WPP Air 1 Limited. Deloitte LLP has for the year ended December 31, 2006 audited and rendered an unqualified audit report on the consolidated financial statements of WPP Finance (UK), and has for the year ended December 31, 2007 audited and rendered an unqualified audit report on the financial statements of WPP Finance (UK).

P R O S P E C T U S

WPP Finance (UK)

Debt Securities

WPP plc

WPP Air 1 Limited

WPP 2008 Limited

WPP 2005 Limited

Guarantees

WPP Finance (UK) may from time to time offer debt securities, which will be guaranteed by WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited and which may be guaranteed by other entities. This prospectus describes some of the general terms that may apply to these securities and the general manner in which these securities may be offered. When we offer securities, the specific terms of the securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement(s) carefully before you invest.

We may sell securities to or through underwriters and also to other purchasers or through agents. The names of any underwriters or agents will be stated in an accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 3, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) using a “shelf” registration process. Under this shelf process, WPP Finance (UK) may from time to time offer debt securities, with guarantees of WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited and, to the extent so indicated in an applicable prospectus supplement or otherwise established following the offer and sale of a series of debt securities, guarantees of other entities.

This prospectus only provides a general description of the securities that we may offer and the method by which the securities may be offered. Each time we offer securities, we will prepare a prospectus supplement containing specific information about the terms of the securities that are the subject of the offering and the terms of the offering itself. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things, plans, objectives, projections and anticipated future economic performance based on assumptions that are subject to risks and uncertainties. As such, actual results or outcomes may differ materially from those discussed in the forward-looking statements. Important factors which may cause actual results to differ include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, difficulties in integrating acquired operations, regulatory compliance costs or litigation, natural disasters or acts of terrorism, our exposure to changes in the values of major currencies other than the U.K. pound sterling (because a substantial portion of our revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in our major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets).

In addition, you should consider the risks described in WPP plc’s most recent Annual Report on Form 20-F and in the applicable prospectus supplement, which could also cause actual results to differ from forward-looking information. In light of these and other uncertainties, the forward-looking statements included in this document should not be regarded as a representation by us that our plans and objectives will be achieved.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

THE ISSUER AND THE GUARANTORS

As used in this prospectus, the “Group” and “WPP Group” refer to WPP plc and its consolidated subsidiaries and affiliates; the “Issuer” refers to WPP Finance (UK), excluding its subsidiaries and affiliates; the “Subsidiary Guarantors” refers to WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, excluding their subsidiaries and affiliates; and the “Parent Guarantor” refers to WPP plc or any other entity that may in the future own, directly or indirectly, more than 50% of the common equity of WPP plc and all of the other Guarantors and that is a guarantor of the debt securities. References to the “Guarantors” refers collectively to the Parent Guarantor and the Subsidiary Guarantors, in each case unless the context otherwise requires or unless otherwise specified. References to “we”, “our” and “us” refer to the Issuer and the Guarantors, collectively.

The Group comprises one of the largest communication services businesses in the world. The Group offers a comprehensive and integrated range of communications services to national, multinational and global clients through the more than 100 companies and associates comprising the Group.

The Group organizes its businesses into four segments: Advertising and Media Investment Management, Information, Insight & Consultancy, Public Relations & Public Affairs, and Branding & Identity and Healthcare and Specialist Communications, including WPP Digital.

The Group’s Advertising activities include the planning and creation of marketing and branding campaigns and the design and production of advertisements for all types of media such as television, cable, the internet, radio, magazines, newspapers and outdoor locations such as billboards. The Group’s advertising agencies include Ogilvy & Mather Worldwide, JWT (formerly J. Walter Thompson), Y&R (formerly Young & Rubicam), Grey, Bates 141 and United Network.

The Group’s Media Investment Management capabilities and activities include business science, consumer insight, communications and media planning, implementation, interactions, content development, and sports and entertainment marketing. GroupM is the Group’s consolidated media investment management operation, serving as the parent company to agencies including MediaCom, Mediaedge:cia and MindShare.

The Group’s Information, Insight and Consultancy activities include strategic market studies, brand positioning and brand equity research, customer satisfaction surveys, product development, international research and advanced modeling, pre-testing, tracking and sales modeling, as well as media audience research measurement. The Group’s global research and strategic marketing consultancy businesses are managed on a centralized basis under the umbrella of the Kantar Group and include the TNS Group (“TNS”) and Millward Brown.

The Group’s Public Relations and Public Affairs activities include national and international corporate, financial and marketing communications, crisis management, change management, reputation management, public affairs and government lobbying, employee relations and government relations. The Group’s global networks in this area are Burson-Marsteller, Hill & Knowlton, Ogilvy Public Relations Worldwide and Cohn & Wolfe.

The Group’s activities in the Branding & Identity, Healthcare and Specialist Communications segment include branding and identity, healthcare communications, direct digital, promotion and relationship marketing and other specialist communications services including custom media, demographic and sector marketing, sports marketing, media and production services. The Group’s operations in this area are conducted by B to D Group, BDG McColl, BDGworkfutures and other companies. WPP Digital’s activities are also included in this segment and are conducted through agencies such as Schematic, BLUE, Quasar and 24/7 Real Media Inc.

The Group’s executive office is located at 6 Ely Place, Dublin 2, Ireland, Tel: (353) 1-669-0333, and WPP plc’s registered office is located at 22 Grenville Street, St. Helier, Jersey, JE4 8PX.

As of December 31, 2008, the Group had approximately 135,000 people (including employees of associate companies) located in approximately 2,400 offices in 107 countries.

The Issuer

WPP Finance (UK) was incorporated on May 24, 2004 and is now a private unlimited liability company under the laws of England and Wales (company number 05135565). WPP Finance (UK) is an indirect wholly-owned subsidiary of WPP plc.

Guarantors

WPP plc was incorporated on September 12, 2008 as a public company limited by shares in Jersey (company number 101749) and became the ultimate parent of the Group on November 19, 2008.

WPP Air 1 Limited was incorporated on September 30, 2008 as a company limited by shares in Ireland (company number 462735). It is a direct, wholly-owned subsidiary of WPP plc.

WPP 2008 Limited (formerly WPP Group plc) was incorporated on August 16, 2005 and is now a private limited company in England and Wales (company number 05537577). It is an indirect, wholly-owned subsidiary of WPP Air 1 Limited. WPP 2008 Limited was the ultimate parent of the Group from October 25, 2005 until November 19, 2008.

WPP 2005 Limited (formerly WPP Group plc) was incorporated on March 1, 1971 and is now a private limited company in England and Wales (company number 1003653). It is a direct, wholly-owned subsidiary of WPP 2008 Limited. WPP 2005 Limited was the ultimate parent of the Group until October 25, 2005.

The consolidated financial statements of WPP plc for the year ended December 31, 2008, have been incorporated by reference in this Prospectus as described below under “Incorporation of Certain Documents by Reference”. Note 32 of the consolidated financial statements includes certain condensed consolidating financial information pertaining to the Issuer, the Guarantors and another subsidiary of WPP plc, Young & Rubicam Brands US Holdings. Young & Rubicam Brands US Holdings is a guarantor of other indebtedness of the Issuer and is an indirect wholly owned subsidiary of WPP Air 1 Limited with no operations or cash flows of its own and its sole assets are its interests in certain operating subsidiaries. The inclusion of the financial information of Young & Rubicam Brands US Holdings does not change the condensed consolidating financial information relating to the Subsidiary Guarantors.

USE OF PROCEEDS

Unless otherwise disclosed in connection with a particular offering of securities, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including funding working capital and capital expenditures, possible acquisitions and, subject to market conditions, repayment of debt.

RATIOS OF EARNINGS TO FIXED CHARGES

The data presented below is derived from the financial statements included in the documents incorporated by reference and other financial information previously filed with the Securities and Exchange Commission as part of WPP plc’s and its predecessors’ Annual Reports on Form 20-F. WPP plc prepares its consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The following table sets forth WPP plc’s and its predecessors’ unaudited consolidated ratios of earnings to fixed charges for the five years in the period ending December 31, 2008. The table should be read in conjunction with the financial statements and other financial information included in the documents incorporated by reference.

	2008		2007		2006		2005		2004
	(In £ millions, except ratio information)
EARNINGS
Profit before taxation (excluding share of results of associates)	700.8		678.0		640.9		558.1		404.9
Dividend from associates	44.6		28.0		20.3		13.4		18.5
Interest expense	280.5		216.3		171.3		141.4		117.5
Interest component of rent expense	108.4		87.0		83.9		79.3		68.4

TOTAL EARNINGS	1,134.3		1,009.3		916.4		792.2		609.3

FIXED CHARGES
Interest expense (1)	280.5		216.3		171.3		141.4		117.5
Interest component of rent expense (2)	108.4		87.0		83.9		79.3		68.4

TOTAL FIXED CHARGES	388.9		303.3		255.2		220.7		185.9

RATIO OF EARNINGS TO FIXED CHARGES	2.92	x	3.33	x	3.59	x	3.59	x	3.28	x

(1)	Interest expense excludes interest on pension schemes liabilities and revaluation of financial instruments accounted at fair value through profit and loss.
(2)	The interest component of rent expense is one-third of rent expense as representative of the interest portion of rentals.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following section summarizes general terms that are common to all series of debt securities to be offered and sold pursuant to the registration statement of which this prospectus forms a part by WPP Finance (UK), the Issuer, and guaranteed by WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, the Guarantors, and to the indenture under which such securities are issued, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series. We will describe the specific terms of each series of securities we offer in a supplement to this prospectus.

Because this section is a summary, it does not describe every aspect of the debt securities, guarantees and the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including the definition of various terms used in the indenture. For example, this prospectus describes the meanings of only the more important terms that have been given special meanings in the indenture.

The indenture and its associated documents, including the debt securities we are offering, contain the full legal text of the matters summarized in this section. We have filed a copy of the indenture with the SEC as an exhibit to the registration statement of which this prospectus forms a part. Upon request, we will provide you with a copy of the indenture. See “Where You Can Find More Information” for information concerning how to obtain a copy.

In this section, references to “debt securities” include both the debt securities and the related guarantees, except where otherwise indicated or as the context otherwise requires. References to “holders” mean persons who have debt securities registered in their names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities issued in book-entry form through The Depository Trust Company or in debt securities registered in street name. Owners of beneficial interests in debt securities should refer to “Form of Securities, Clearing and Settlement.” The definitions of certain capitalized terms used in this section are set forth below under “—Definitions.”

The debt securities will be issued in one or more series. The following discussion of provisions of the debt securities and the guarantees, including, among others, the discussion of provisions described under “—Optional Redemption and Optional Repurchase”, “—Events of Default and Remedies”, “—Modification and Waiver” and “—Defeasance” below, applies to individual series of debt securities.

General

Indenture

The debt securities will be issued under an indenture (as the same may be amended from time to time, the “indenture”). The indenture is an agreement among the Issuer, WPP plc, WPP Air 1 Limited, WPP 2008 Limited and WPP 2005 Limited, as guarantors, and Wilmington Trust Company, as trustee (the “trustee”). The trustee has the following two main roles:

•

First, the trustee can enforce your rights against us if we default in respect of the debt securities and any Guarantor defaults in respect of its guarantees. There are some limitations on the extent to which the trustee acts on your behalf, which are described under “—Events of Default and Remedies” below.

•	Second, the trustee performs administrative duties for us, such as making interest payments and sending notices to holders of debt securities.

The indenture does not contain any financial covenants and, accordingly, holders of debt securities issued under the indenture will not benefit from any financial covenants unless otherwise indicated in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, neither the Issuer nor any Guarantor (or any of their subsidiaries) will be restricted under the indenture from paying dividends or issuing or repurchasing securities or from incurring additional indebtedness in the future.

Guarantees

The Guarantors will fully and unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest (including additional amounts payable in respect thereof, if any), when and as the same shall become due and payable in respect of a series of debt securities, whether at the stated maturity of such debt securities, by declaration of acceleration, call for redemption or otherwise, in accordance with the terms of such debt securities and of the indenture.

If any direct or indirect parent of WPP plc, or any of WPP plc’s subsidiaries that is not a Guarantor, or any other subsidiary of any Parent Guarantor, becomes a guarantor under any of the Eurobonds, Sterling bonds or USA notes, then such guaranteeing entity shall:

(a) execute and deliver to the trustee a supplemental indenture in form reasonably satisfactory to the trustee pursuant to which such entity shall become a Guarantor of the debt securities; and

(b) deliver to the trustee an opinion of counsel (which may contain customary exceptions) that such supplemental indenture and guarantee have been duly authorized, executed and delivered by such subsidiary and constitute legal, valid, binding and enforceable obligations of such subsidiary.

The guarantee of any Guarantor is referred to herein as a “guarantee”.

As used herein, the term “Eurobonds” means the €500 million of 5.25% bonds due January 2015 issued by WPP Finance S.A., the €600 million of 4.375% bonds due December 2013 issued by WPP 2008 Limited (formerly WPP Group plc) and the €750 million of 6.625% bonds due in 2016 issued by WPP 2008 Limited (formerly WPP Group plc); the term “Sterling bonds” means the £400 million of 6% bonds due April 2017 issued by WPP 2008 Limited (formerly WPP Group plc), the £200 million of 6.375% bonds due November 2020 issued by WPP Finance S.A. and the £450 million of 5.75% convertible bonds due May 2014 issued by WPP plc; and the term “USA notes” means the $650 million of 5.875% notes due June 2014 issued by WPP Finance (UK).

Notwithstanding the foregoing, neither WPP Air 3 Limited, a wholly owned direct subsidiary of WPP Air 1 Limited and a guarantor of the £450 million of 5.75% convertible bonds due May 2014, nor Young & Rubicam Brands US Holdings, a wholly owned indirect subsidiary of WPP Air 1 Limited and a guarantor of the USA notes, will be required to become a guarantor of any notes issued under the indenture.

Ranking of the Debt Securities and the Guarantees

WPP plc is a holding company and its principal assets are shares that it holds in its subsidiaries. WPP plc currently conducts all of its operations through its subsidiaries, and none of its subsidiaries other than the Issuer and the Subsidiary Guarantors will have any obligations with respect to the debt securities, subject to the requirement for subsidiaries to provide guarantees in the future as described above under the caption “—Guarantees”. As a result, the debt securities will be structurally subordinated to claims of creditors (including trade creditors and preferred stockholders, if any) of each of WPP plc’s subsidiaries other than the Issuer and the Subsidiary Guarantors (and any other entities that become subsidiary Guarantors).

The debt securities will not be secured by any of the Issuer’s assets or properties. As a result, by owning the debt securities, you will be one of the Issuer’s unsecured creditors. The debt securities will not be subordinated to any of the Issuer’s other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Issuer, the debt securities would rank equally in right of payment with all of the Issuer’s other unsecured and unsubordinated debt obligations.

The guarantees of the debt securities will not be secured by any of the assets or properties of the Guarantors. As a result, if a Guarantor is required to pay under the guarantees, holders of the debt securities would be unsecured creditors of such Guarantor. The guarantees will not be subordinated to any of the Guarantors’ other unsecured debt obligations. In the event of a bankruptcy or liquidation proceeding against the Guarantors, the guarantees would rank equally in right of payment with all of the Guarantors’ other unsecured and unsubordinated debt obligations.

The indenture provides that each holder of debt securities offered pursuant to this prospectus consents to any Guarantor applying to a court of competent jurisdiction for an order sanctioning a reduction in any of its share capital accounts including, without limitation, by re-characterizing any sum standing to the credit of a share premium account as a distributable reserve. The indenture provides that each holder agrees that the trustee, on behalf of the holder, is authorized and directed to give its consent to any such reduction.

Stated Maturity and Maturity

The day on which the principal amount of the debt securities is scheduled to become due is called the “stated maturity” of the principal. The principal may become due before the stated maturity by reason of redemption, repurchase or acceleration after a default. The day on which the principal actually becomes due, whether at the stated maturity or earlier, is called the “maturity” of the principal.

We also use the terms “stated maturity” and “maturity” to refer to the dates when interest payments become due. For example, we may refer to a regular interest payment date when an installment of interest is scheduled to become due as the “stated maturity” of that installment. When we refer to the “stated maturity” or the “maturity” of the debt securities without specifying a particular payment, we mean the stated maturity or maturity, as the case may be, of the principal.

Form and Denominations

The debt securities will be issued only in registered form without coupons and in denominations of U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement.

Except in limited circumstances, the debt securities will be issued in the form of global debt securities. See “Form of Securities, Clearing and Settlement.”

Further Issues

Unless otherwise specified in the applicable prospectus supplement, the Issuer reserves the right, from time to time without the consent of holders of a series of debt securities, to issue additional debt securities of the same series on terms and conditions identical to those of the debt securities, which additional debt securities will increase the aggregate principal amount of, and will be consolidated and form a single series with, such debt securities.

Payment Provisions

Payments on the Debt Securities

The Issuer will pay interest on the debt securities on the interest payment dates stated in the applicable prospectus supplement and at maturity. Each payment of interest due on an interest payment date or at maturity will include interest accrued from and including the last date to which interest has been paid or made available for payment, or from the issue date, if none has been paid or made available for payment, to but excluding the relevant payment date.

For interest due on a debt security on an interest payment date, the Issuer will pay the interest to the holder in whose name the debt security is registered at the close of business on the regular record date relating to the interest payment date. For interest due at maturity but on a day that is not an interest payment date, the Issuer will pay the interest to the person or entity entitled to receive the principal of the debt security. For principal due on a debt security at maturity, the Issuer will pay the amount to the holder of the debt security against surrender of the debt security at the proper place of payment.

Unless otherwise specified in the applicable prospectus supplement, the Issuer will compute interest on debt securities bearing interest at a fixed rate on the basis of a 360-day year of twelve 30-day months.

The regular record dates relating to the interest payment dates for any debt security will be set forth in the applicable prospectus supplement.

Payments on Global Debt Securities. For debt securities issued in global form, the Issuer will make payments on the debt securities in accordance with the applicable policies of The Depository Trust Company or other depositary as in effect from time to time. Under those policies, the Issuer will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in a global debt security. An indirect holder’s right to receive those payments will be governed by the rules and practices of the depositary and its participants.

Payments on Certificated Debt Securities. For debt securities issued in certificated form, the Issuer will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at the holder’s address shown on the trustee’s records as of the close of business on the regular record date, and the Issuer will make all other payments by check to the paying agent described below, against surrender of the debt security. All payments by check may be made in next-day funds, that is, funds that become available on the day after the check is cashed. If the Issuer issues debt securities in certificated form, holders of debt securities in certificated form will be able to receive payments of principal and interest on their debt securities at the office of the Issuer’s paying agent maintained in New York City.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, the Issuer will make the payment on the day that is the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. Postponement of this kind will not result in a default under the debt securities, guarantees or the indenture. No interest will accrue on the postponed amount from the original due date to the next day that is a business day.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law, regulation or executive order to close.

Paying Agents

If the Issuer issues debt securities in certificated form, the Issuer may appoint one or more financial institutions to act as its paying agents, at whose designated offices the debt securities may be surrendered for payment at their maturity. The Issuer may add, replace or terminate paying agents from time to time, provided that if any debt securities are issued in certificated form, so long as such debt securities are outstanding, the Issuer will maintain a paying agent in New York City. The Issuer may also choose to act as its own paying agent. Initially, the Issuer has appointed the trustee, at its corporate trust office in New York City, as a paying agent. The Issuer must notify you of changes in the paying agents as described under “—Notices” below.

In addition, the Issuer will undertake to maintain paying agents having offices in at least two major European cities and a paying agent in a member state of the European Union that is not obliged to withhold or deduct tax pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive.

Unclaimed Payments

All money paid by the Issuer or a Guarantor to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to the Issuer or such Guarantor. After that two-year period, the holder may look only to the Issuer and the Guarantors for payment and not to the trustee, any other paying agent or anyone else.

Payment of Additional Amounts

All payments in respect of the debt securities of a series and the related guarantees shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessments or governmental charges of whatever nature (“taxes”) imposed or levied by or on behalf of (i) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any of the Guarantors is incorporated or resident (or deemed for tax purposes to be resident), (ii) the jurisdiction (or any political subdivision or taxing authority thereof or therein) in which the Issuer or any Guarantor makes payment on the debt securities or the guarantees, or (iii) the United States or any political subdivision or taxing authority thereof or therein (each, an “applicable taxing jurisdiction”), unless such taxes are required by the applicable taxing jurisdiction to be withheld or deducted. In that event, the Issuer or the Guarantors will pay by way of additional interest on the debt securities of such series such additional amounts of, or in respect of, principal, premium, if any, and interest (“additional amounts”) as will result (after deduction of such taxes and any additional taxes payable in respect of such additional amounts) in the payment to each holder of the debt securities of such series of the amounts that would have been payable in respect of such debt security or guarantee had no such withholding or deduction been required, except that no additional amounts shall be so payable for or on account of:

(1) any taxes that would not have been imposed but for the fact that such holder:

(a) was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the applicable taxing jurisdiction or otherwise had some connection with the applicable taxing jurisdiction other than the mere ownership of, or receipt of payment under, such debt security or guarantee;

(b) presented (if presentation is required) such debt security or guarantee for payment in the applicable taxing jurisdiction, unless such debt security or guarantee could not have been presented for payment in another member state of the European Union; or

(c) presented (if presentation is required) such debt security or guarantee, as the case may be, more than 30 days after the date on which the payment in respect of such debt security first became due and payable or provided for, whichever is later, except to the extent that the holder would have been entitled to such additional amounts if it had presented such debt security or guarantee for payment on any day within such period of thirty (30) days;

(2) any estate, inheritance, gift, sale, transfer, personal property or similar taxes;

(3) any taxes that are payable otherwise than by withholding or deduction from payments of, or in respect of, principal, premium, if any, or interest on such debt security or guarantee, as the case may be;

(4) any taxes that are imposed or withheld by reason of the failure to comply by the holder or the beneficial owner of a debt security of such series with a request from the Issuer or any Guarantor addressed to the holder and received by such holder at least thirty (30) days prior to the first payment date with respect to which such information is required (a) to provide information concerning the nationality, residence or identity of the holder or such beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in the case of (a) or (b), is required or imposed by a statute, treaty, regulation or administrative practice of the applicable taxing jurisdiction as a precondition to exemption from all or part of such tax, assessment or other governmental charge;

(5) any tax imposed on a payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive;

(6) any taxes payable by or on behalf of a holder who would have been able to avoid such withholding or deduction by presenting the relevant debt security of such series or related guarantee to another paying agent in a member state of the European Union; or

(7) any combination of items (1), (2), (3), (4), (5) and (6);

nor shall additional amounts be paid with respect to any payment of the principal of, premium, if any, or interest on any such debt security or guarantee to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the applicable taxing jurisdiction to be included in the income for tax purposes of a beneficiary or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of the debt security.

Whenever there is mentioned, in any context, the payment in respect of the debt securities of a series or the related guarantees, such mention shall be deemed to include mention of the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the indenture.

Redemption and Optional Repurchase

The Issuer will not be permitted to redeem the debt securities of a series before their stated maturity, except as set forth below. The debt securities will not be entitled to the benefit of any sinking fund—meaning that the Issuer will not deposit money on a regular basis into any separate account to repay your debt securities. In addition, you will not be entitled to require the Issuer or the Guarantors to repurchase your debt securities from you before their stated maturity, except as set forth below.

Optional Redemption

If so indicated in the applicable prospectus supplement, the Issuer will be entitled, at its option, to redeem some or all of the outstanding debt securities of a series from time to time at the redemption price set forth in the applicable prospectus supplement. If the debt securities of a series are redeemable only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case the Issuer will also pay you accrued and unpaid interest, if any, to, but excluding, the redemption date. Debt securities of a series will stop bearing interest on the redemption date, even if you do not collect your money.

Tax Redemption

If as the result of any change in or any amendment to the laws, regulations or published tax rulings of the applicable taxing jurisdiction affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to the debt securities or the guarantees, which change or amendment becomes effective on or after the original issue date of the debt securities of a series, it is determined by the Issuer and the Guarantors that the Issuer or a Guarantor (x) would be required to pay any additional amounts pursuant to the indenture or the terms of any debt security of such series or related guarantee in respect of interest on the next succeeding interest payment date (assuming, in the case of a Guarantor, a payment in respect of such interest were required to be made by such Guarantor under its guarantee thereof on such interest payment date), and (y) such obligation cannot be avoided by the Issuer or such Guarantor taking reasonable measures available to the Issuer or such Guarantor (including by having payments with respect to the debt securities or guarantees made by the Issuer or a Guarantor that would not be required to pay any additional amounts), the Issuer may, at the Issuer’s option, redeem all (but not less than all) the debt securities of such series at any time, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest (including additional interest and additional amounts, if any) to, but excluding, the date fixed for redemption; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which the Issuer or such Guarantor would be obligated to pay such additional amounts were a payment in respect of the debt securities of such series or related guarantees, as the case may be, then due and (b) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that the Issuer or a Guarantor would be required to pay additional amounts on the next payment in respect of the debt securities of such series and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the Issuer or such Guarantor, taking reasonable measures available to the Issuer or the Guarantor, and the trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the debt securities.

If (1) the Issuer or the Guarantors shall have on any date (the “succession date”) consolidated with or merged into, or conveyed or transferred or leased all or substantially all of the Issuer’s or the Guarantors’ properties and assets to any successor person (as defined in the indenture) that is organized under the laws of any jurisdiction other than the jurisdiction in which the Issuer or any Guarantor is organized, (2) as the result of any change in or any amendment to the laws, regulations or published tax rulings of such jurisdiction of organization, or of any political subdivision or taxing authority thereof or therein, affecting taxation, or any change in the official administration, application or interpretation of such laws, regulations or published tax rulings either generally or in relation to any particular series of debt securities or related guarantees, which change or amendment becomes effective on or after the succession date, such successor person would be required to pay any additional amounts pursuant to the indenture or the terms of the debt securities of such series or the related guarantees in respect of interest on any debt securities on the next succeeding interest payment date, and (3) such obligation cannot be avoided by the successor person taking reasonable measures available to it, the Issuer or such successor person may at the Issuer’s or such successor person’s option, redeem all (but not less than all) of the debt securities of such series, upon not less than 30 nor more than 60 days’ written notice as provided in the indenture, at a redemption price equal to 100% of the principal amount thereof plus accrued interest (including additional interest) to, but excluding, the date fixed for redemption and additional amounts, if any; provided, however, that (1) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which a successor person would be obligated to pay such additional amounts were a payment in respect of the debt securities or the related guarantees, as the case may be, then due, and (2) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the successor person shall deliver to the trustee (i) an opinion of independent legal adviser of recognized standing in the relevant jurisdiction to the effect that such successor person would be required to pay additional amounts on the next payment in respect of the debt securities and (ii) an officers’ certificate to the effect that such obligation cannot be avoided by the successor person taking reasonable measures available to it, and the trustee shall be entitled to accept such opinion and officers’ certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on the holders of the debt securities.

Optional Repurchase

If so indicated in the applicable prospectus supplement, holders will be entitled, at their option, to require the Issuer to repurchase some or all of their outstanding debt securities of a series from time to time at the repurchase price set forth in the applicable prospectus supplement. If the debt securities are subject to repurchase only on or after a specified date or upon the satisfaction of additional conditions, the prospectus supplement will specify the date or describe the conditions. In each case the Issuer will also pay you accrued and unpaid interest, if any, to, but excluding, the repurchase date. Debt securities as to which repurchase rights are exercised will stop bearing interest on the repurchase date, even if you do not collect your money.

Covenants

The following covenants will apply to WPP plc and its Restricted Subsidiaries (as defined below) for so long as any debt security remains outstanding. These covenants restrict WPP plc’s ability and the ability of these subsidiaries to enter into certain transactions. However, these covenants do not limit the ability of any entity to incur indebtedness or require compliance with financial ratios or the maintenance of specified levels of net worth or liquidity.

Negative Pledge

Pursuant to the indenture, for so long as any of the debt securities remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, create, suffer or permit to subsist any mortgage, charge, pledge, lien or other security interest (each, a “Security Interest” and, collectively, “Security Interests”) on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the debt securities shall be directly secured equally and ratably with the obligation secured by such Security Interest.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the debt securities, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the debt securities remain outstanding, the Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create, suffer or permit to subsist any Security Interest on the whole or any part of our or their respective present or future assets (other than Permitted Security Interests) without making effective provision whereby all the debt securities shall be directly secured equally and ratably with the obligation secured by such Security Interest.

Limitation on Sale and Leaseback Transactions

Pursuant to the indenture, for so long as any of the debt securities remain outstanding, WPP plc will not, and will not permit its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including WPP plc or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by WPP plc or such Subsidiary for a period, including renewals, in excess of three years of any assets that have been owned by WPP plc or any Restricted Subsidiary for more than 270 days and which have been or are to be sold or transferred by WPP plc or any Restricted Subsidiary to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless WPP plc or such Restricted Subsidiary applies, within one year after the sale or transfer will have been made by WPP plc or such Restricted Subsidiary, an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by WPP plc or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any of WPP plc’s assets or the assets any of our Subsidiaries.

Notwithstanding the foregoing, WPP plc or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, WPP plc or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the debt securities shall be directly secured equally and ratably with such Indebtedness.

If, as provided above under “—Guarantees”, a direct or indirect parent of WPP plc becomes a Guarantor of the debt securities, then the foregoing covenant shall cease to have effect and it shall be replaced by a covenant providing that, for so long as any of the debt securities remain outstanding, the Parent Guarantor will not, and it will not permit any of its Restricted Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor (not including the Parent Guarantor or any of its Subsidiaries), or to which any such lender or investor is a party, providing for the leasing by the Parent Guarantor or any such Subsidiary for a period, including renewals, in excess of three years of any assets which have been owned by the Parent Guarantor or any of its Restricted Subsidiaries for more than 270 days and which have been or are to be sold or transferred by the Parent Guarantor or any of its Restricted Subsidiaries to such lender or investor or, as a part of such arrangement, to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such assets (a “sale and leaseback transaction”) unless the Parent Guarantor applies or such Restricted

Subsidiary applies, within one year after the sale or transfer will have been made by the Parent Guarantor or such Restricted Subsidiary, an amount equal to the net proceeds of the sale of the assets sold and leased back pursuant to such arrangement (a) to the retirement of Indebtedness incurred, assumed or guaranteed by the Parent Guarantor or any of its Subsidiaries which by its terms matures at, or is extendible or renewable at the option of the obligor to, a date more than 12 months after the date of incurring, assuming or guaranteeing such Indebtedness or (b) to investment in any of assets of the Parent Guarantor or the assets any of its Subsidiaries.

Notwithstanding the foregoing, the Parent Guarantor or any of its Restricted Subsidiaries may enter into sale and leaseback transactions with respect to its or their respective assets in addition to those permitted above; provided, however, that at the time of entering into such sale and leaseback transactions and after giving effect thereto, the Parent Guarantor or the Restricted Subsidiary would be entitled pursuant to any Permitted Security Interests to create, suffer or permit to subsist a Security Interest on such assets without making effective provision whereby all the debt securities shall be directly secured equally and ratably with such Indebtedness.

Consolidation, Merger, Conveyance, Transfer or Lease

The indenture provides that for so long as any of the debt securities are outstanding, neither the Issuer nor any Guarantor may consolidate with or merge with or into any other person, or convey, transfer or lease of all or substantially all of its properties and assets to any person, unless (i) any person formed by such consolidation or into which the Issuer or such Guarantor is merged or to whom the Issuer or such Guarantor has conveyed, transferred or leased all or substantially all of its properties and assets is a corporation, partnership, trust, company or other entity organized and validly existing under the laws of the United Kingdom or any jurisdiction thereof, Jersey, any jurisdiction included from time to time in the European Union (or its successors), the United States, any state thereof or the District of Columbia, and such person expressly assumes, by a supplemental indenture executed and delivered to the trustee, the Issuer’s or such Guarantor’s obligations on the debt securities or the guarantees, as the case may be, and under the indenture (including any obligation to pay any additional amounts and, in the case of a Guarantor, the performance or observation of its guarantees), (ii) in the case of such consolidation, merger, conveyance, transfer or lease by the Issuer or any Guarantor, immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, (iii) any such person, or any Parent of such person, shall expressly agree by a supplemental indenture, among other things, to indemnify the holder of each debt security against (a) any tax, duty, levy, assessment or governmental charge imposed on such holder or required to be withheld or deducted from any payment to such holder as a consequence of such consolidation, merger, conveyance, transfer or lease and (b) any costs or expenses of the act of such consolidation, merger, conveyance, transfer or lease and (iv) certain other conditions are met. Notwithstanding the foregoing, this covenant shall not apply to any conveyance, transfer or lease of all or substantially all of the properties and assets of any entity to the extent that the person to which such properties or assets are conveyed, transferred or leased is a Guarantor of the debt securities or becomes a Guarantor of the debt securities concurrent with any such conveyance, transfer or lease of all or substantially all of our or its properties and assets, or is a wholly-owned subsidiary of any such Guarantor or person who so becomes a Guarantor.

Provision of Information

WPP plc or any Parent Guarantor will furnish the trustee with copies of WPP plc’s annual report or any Parent Guarantor’s annual report and the information, documents and other reports that WPP plc, or any Parent Guarantor is required to file with or furnish to the SEC pursuant to Section 13 or 15(d) of the Exchange Act, including annual reports on Form 20-F and reports on Form 6-K or copies of the information included in such reports on Form 6-K. In addition, to the extent that such reports are not available on the SEC’s website or our or any Parent Guarantor’s website, WPP plc or any Parent Guarantor will make the same information, documents and other reports available, at its expense, to holders who so request in writing.

If any of WPP plc’s executive officers becomes aware that a default or event of default or an event that with notice or the lapse of time would be an event of default has occurred and is continuing, as the case may be, WPP plc will also file a certificate with the trustee describing the details thereof and the action we are taking or propose to take.

For so long as the debt securities are listed on a securities exchange, WPP plc or any Parent Guarantor will make any reports or other information supplied to the trustee pursuant to this covenant available at the office of WPP plc’s paying agent or transfer agent in the jurisdiction where such exchange is located and will notify such exchange of the occurrence of any event of default and, prior to publication of notice of such event of default in the jurisdiction where such exchange is located, submit a draft of the notice to such exchange.

Definitions

“Indebtedness” means any indebtedness of any person for money borrowed, whether incurred, assumed or guaranteed, and including obligations under capitalized leases.

“Permitted Security Interests” means:

(1) Security Interests arising by operation of law in the ordinary course of business including, without limitation, statutory liens and encumbrances;

(2) any Security Interest over the assets and/or revenues of a company which became or becomes a Subsidiary of the Issuer or a Guarantor after the date of the indenture and which Security Interest is in existence or contracted to be given as at the date it becomes a Subsidiary (and which was not created in contemplation of it becoming a Subsidiary);

(3) those Security Interests existing at the date of the indenture;

(4) Security Interests securing the performance of bids, tenders, bonds, leases, contracts (other than in respect of Indebtedness), statutory obligations, surety, customs and appeal bonds and other obligations of like nature (but not including obligations in respect of Indebtedness) incurred in the ordinary course of business;

(5) Security Interests arising out of judgments or awards which are being contested in good faith and with respect to which an appeal or proceeding for review has been instituted or the time for doing so has not yet expired;

(6) Security Interests upon any property which are created or incurred contemporaneously with the acquisition of such property to secure or provide for the payment of any part of the purchase price of such property (but no other amounts); provided that any such Security Interest shall not apply to any other property of the purchaser thereof;

(7) any Security Interest arising out of title retention provisions in a supplier’s conditions of supply of goods or services acquired by WPP plc or any of its Subsidiaries in the ordinary course of business;

(8) any right of any bank or financial institution of combination or consolidation of accounts or right to set-off or transfer any sum or sums standing to the credit of any account (or appropriate any securities held by such bank or financial institution) in or towards satisfaction of any present or future liabilities to that bank or financial institution;

(9) any Security Interest securing Indebtedness re-financing Indebtedness secured by Security Interests permitted by clauses (2), (3) or (6) above or this clause (9); provided that the maximum principal amount of the Indebtedness secured by such Security Interests at the time of such refinancing is not increased and such Security Interests do not extend to any assets which were not subject to the Security Interests securing the re-financed Indebtedness;

(10) Security Interests in favor of WPP plc or any of its Restricted Subsidiaries or, after the time that the debt securities are guaranteed by a Parent Guarantor, Security Interests in favor of the Parent Guarantor or any of its Restricted Subsidiaries;

(11)(a) any Security Interests created or outstanding on or over any of the assets of WPP plc or any of its Subsidiaries issued in connection with an accounts receivable purchase facility, provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(a) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end or (b) after the time that the debt securities are guaranteed by a Parent Guarantor (following which time clause (11)(a) shall cease to have effect), any Security Interests created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Subsidiaries issued in connection with an accounts receivable purchase facility provided that the aggregate outstanding amount secured by such Security Interests permitted by this clause (11)(b) created or outstanding shall not at any time exceed 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of the Parent Guarantor as reported at the most recent year-end (or if the Parent Guarantor did not file reports as of the most recent year-end, 15% of the total assets (meaning fixed assets plus current assets as shown on our consolidated financial statements) of WPP plc as reported at the most recent year-end as reported by WPP plc); and

(12)(a) any other Security Interest created or outstanding on or over any of the assets of WPP plc or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(a) created or outstanding shall not at any time exceed $40,000,000 or (b) after the time that the debt securities are guaranteed by a Parent Guarantor (following which time clause (12)(a) shall cease to have effect), any other Security Interest created or outstanding on or over any of the Parent Guarantor’s assets or the assets of any of its Restricted Subsidiaries; provided, further, that the aggregate outstanding amount secured by all such Security Interests permitted by this clause (12)(b) created or outstanding shall not at any time exceed $40,000,000.

“Restricted Subsidiary” means any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year or any other Subsidiary designated by WPP plc from time to time as a Restricted Subsidiary in WPP plc’s sole discretion; provided, that after the time that the debt securities are guaranteed by a Parent Guarantor, “Restricted Subsidiary” shall be any Subsidiary whose consolidated revenue shall have exceeded 5% of the consolidated revenues of the Parent Guarantor and its Subsidiaries taken as a whole for that financial year (or if the Parent Guarantor has existed for less than one year, 5% of the consolidated revenues of WPP plc and its Subsidiaries taken as a whole for that financial year), or any other Subsidiary designated by the Parent Guarantor from time to time as a Restricted Subsidiary in the Parent Guarantor’s sole discretion.

“Subsidiary” of a specified person means that specified person holds a majority of the voting rights in it, or is a member of it and has the right to appoint or remove a majority of its board of directors or is a member of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it, or if it is a subsidiary of a company which is itself a subsidiary of that specified person.

Events of Default and Remedies

The following are events of default (“Events of Default”) under the indenture with respect to the debt securities of a series or to the related guarantees: (a) failure to pay principal of or any premium on any debt securities of such series when due; (b) failure to pay any interest (including additional amounts, if any) on any debt securities of such series when due, continued for 30 days; (c) failure by the Issuer or any Guarantor to perform any other covenant or warranty in the debt securities of such series or the indenture (other than a covenant or warranty included in the indenture solely for the benefit of a different series of the debt securities) continued for 45 days after written notice has been given by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series, as provided in the indenture; (d) default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Issuer or any Guarantor in an amount in excess of U.S.$25,000,000 (or the equivalent thereof in other currencies or currency units) which default shall have resulted in such indebtedness being accelerated prior to the date on which it would otherwise become due and payable, unless such indebtedness is discharged or such acceleration is rescinded or annulled within 10 days after written notice as provided in the indenture has been given by the trustee; (e) any guarantee of such series of debt securities is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under the guarantees of such series of debt securities; and (f) certain events of bankruptcy, insolvency, examinership, reorganization, or désastre proceedings of the Issuer, any Guarantor or any of WPP plc’s “significant subsidiaries” (as defined in Regulation S-X under the U.S. Securities Act of 1933, as amended).

If an Event of Default (other than an Event of Default set forth in clause (f) above) with respect to the debt securities of a series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding by notice as provided in the indenture may declare the aggregate principal amount of all the debt securities of such series to be due and payable immediately. After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of amounts due solely because of such acceleration, have been cured or waived as provided in the indenture. For information as to waiver of defaults, see “—Modification and Waiver.”

An Event of Default for one series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities.

No holder of a debt security will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (1) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (2) the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request, and such holder or holders have offered, to the trustee indemnity reasonably satisfactory to it to institute such proceeding as trustee and (3) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request, within 60 days after receipt of such notice, request and offer. Such limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of payment of the principal, premium, if any, or interest (including additional amounts, if any) on such debt security on or after the applicable due date specified in such debt security.

Modification and Waiver

Modifications and amendments of the indenture may be made by the Issuer, the Guarantors and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of a series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of the series affected thereby, among other things, (1) change the stated maturity of the principal of, or any installment of principal of or premium or interest (including additional amounts, if any), on, any debt securities of such series or change the obligation of the Issuer or the Guarantors to pay any additional amounts, (2) reduce the principal amount of, or rate of interest (or additional amounts, if any), on, or any premium payable upon the redemption or repurchase of, any debt securities of such series, (3) change the place of payment where, or the currency in which, any debt securities of such series or any premium or interest (including additional amounts, if any) thereon is payable, (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt securities of such series on or after the stated maturity or redemption or repurchase date, (5) reduce the percentage in principal amount of outstanding debt securities of such series, the consent of whose holders is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, (6) change in any manner adverse to the holders of the outstanding debt securities of such series the terms and conditions of the obligations of any Guarantor under its guarantee in respect of the debt securities of such series in respect of the due and punctual payment of the principal thereof and any premium or interest (including additional amounts, if any) thereon, or (7) modify such provisions with respect to modification and waiver.

The indenture may also be modified or amended without the consent of holders of a series of debt securities, among other things, (1) to evidence the succession of another person to the Issuer or a Guarantor in accordance with certain requirements set forth in the indenture, (2) to add to the covenants of the Issuer or a Guarantor for the benefit of holders of such series of debt securities or to surrender any power conferred upon the Issuer or a Guarantor, (3) to add any Events of Default, (4) to add or to change provisions of the indenture to permit or facilitate the issuance of debt securities in bearer form, Registrable or not Registrable or uncertificated form, (5) to add to or change or eliminate any of the provisions of the indenture; provided that any such addition, change or elimination (a) will not apply to any debt securities created prior thereto, (b) will not modify the rights of the holder of any such debt security with respect to such provision or (c) will only apply to future issuances, (6) to modify the restrictions on transferability of the debt securities of a series in order to comply with applicable law. (7) to secure the debt securities of such series or the related guarantees, (8) to establish the form or terms of debt securities as permitted by the indenture, (9) to provide for successor or additional trustees, (10) to cure any ambiguity, to correct or supplement any provision which may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the indenture, provided such action shall not adversely affect the interests of any holders of such series of debt securities, (11) to conform the terms of such series of debt securities with the description thereof set forth in the prospectus supplement and prospectus related thereto, (12) to add one or more additional guarantors, (13) to cure any ambiguity, to correct or supplement any provisions of the indenture which may be defective or inconsistent with any other provision of the indenture; provided that such action does not adversely affect the interests of holders of debt securities of any series in any material respect, (14) to amend the indenture to conform to the provisions of the Trust Indenture Act or (15) to make any other change that does not adversely affect the interests of the holders of such series of debt securities in any material respect.

The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of such series of debt securities, waive compliance by the Issuer and/or a Guarantor with certain restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may, on behalf of all holders of such series of debt securities, waive any past default under the indenture and its consequences, except a default in the payment of principal of, premiums if any, or interest (including additional amounts, if any) on, any outstanding debt security of such series or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

Except in certain limited circumstances, the Issuer or a Guarantor will be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities of a series entitled to give or take any direction, notice, consent, waiver or other action under the indenture, in the manner and subject to the limitations provided in the indenture. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding debt securities of such series on the record date. To be effective, such action must be taken by holders of the requisite aggregate principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Issuer or a Guarantor, and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance

The indenture provides that the Issuer and the Guarantors (i) will be deemed to have been discharged from any and all obligations in respect of the debt securities of a series and the related guarantees (except for certain obligations to register the transfer of or exchange such debt securities, to replace stolen, lost, destroyed or mutilated notes) upon satisfaction of certain requirements (including, without limitation, providing such security or indemnity as the trustee and the Issuer may require), to maintain Paying Agents, to pay additional amounts and to hold certain moneys in trust for payment) or (ii) need not comply with certain restrictive covenants of the indenture (including those described under “—Certain Covenants—Negative Pledge” and “—Certain Covenants —Limitation on Sale and Leaseback Transactions”), in each case if the Issuer or a Guarantor deposits, in trust with the trustee, money in an amount, or U.S. Government Obligations (as defined in the indenture) that through the scheduled payment of principal and interest (including additional amounts, if any) in accordance with their terms will provide, not later than one day before the due date of any payment, money in an amount, or a combination thereof, in each case sufficient to pay all the principal of, and any premium and interest (including additional amounts, if any) on, the debt securities of such series on the dates such payments are due in accordance with the terms of the indenture and such debt securities. In connection with exercising the option pursuant to clause (i) or (ii) above, the Issuer is required to deliver to the trustee (x) opinions of counsel stating that (a) the beneficial owners of the debt securities of such series will not recognize gain or loss for U.S. federal income tax purposes or be subject to any taxes or recognize gain or loss for income tax purposes in the jurisdictions in which the Issuer is organized, resident or carries on business as a result of the exercise of such option and will be subject to U.S. federal income tax and income taxes, capital and other taxes, including withholding taxes, in such jurisdictions in the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised, which in the case of clause (i) must be based on a change in law or published ruling by the U.S. Internal Revenue Service and (b) the deposit shall not result in the Issuer being deemed an “investment company” required to register under the U.S. Investment Company Act of 1940, as amended, (y) an officers’ certificate to the effect that debt securities of such series, if then listed on any securities exchange, will not be delisted as a result of such deposit and (z) an officers’ certificate and an opinion of counsel as to compliance with all applicable conditions precedent provided for in the indenture relating to the defeasance of such debt securities.

Notices

As long as the Issuer issues debt securities of a series in global form, notices to be given to holders of such debt securities will be given to DTC, in accordance with its applicable policies as in effect from time to time. If the Issuer issues debt securities in certificated form, notices to be given to holders will be sent by mail to the respective addresses of the holders as they appear in the trustee’s records, and will be deemed given when mailed. For so long as any debt securities are listed on any securities exchange, the Issuer will publish such notices as may be required by the rules and regulations of such securities exchange.

Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Governing Law

The indenture, the debt securities and the guarantees will be governed by and construed in accordance with the laws of the State of New York.

Consent to Service of Process; Submission to Jurisdiction

The indenture will provide that the Issuer and the Guarantors will each appoint CT Corporation System, 111 Eighth Avenue, New York, New York 10011, as its authorized agent for service of process in any legal action or proceeding arising out of or in relation to the indenture, the debt securities or the guarantees brought in any Federal or state court in the Borough of Manhattan, The City of New York, New York, and the Issuer and the Guarantors will each irrevocably submit to the non-exclusive jurisdiction of such courts.

Currency Indemnity

The obligations of the Issuer and the Guarantors under the debt securities of a series and the related guarantees, respectively, will be discharged only to the extent that the relevant holder is able to purchase U.S. dollars with any other currency paid to that holder in accordance with any judgment or otherwise. If the holder cannot purchase U.S. dollars in the amount originally to be paid, the Issuer and the Guarantors will pay the difference. The holder, however, agrees that, if the amount of U.S. dollars purchased exceeds the amount originally to be paid to such holder, the holder will reimburse the excess to the Issuer or the Guarantors, as the case may be. The holder will not be obligated to make this reimbursement if the Issuer or the Guarantors are in default of their respective obligations under the debt securities or the related guarantees.

Concerning the Trustee

Wilmington Trust Company has been appointed trustee under the indenture.

The indenture provides that the Issuer and the Guarantors will indemnify the trustee against any loss, liability or expense incurred without negligence or willful misconduct of the trustee in connection with the acceptance or administration of the trust created by the indenture.

FORM OF SECURITIES, CLEARING AND SETTLEMENT

Global Securities

Unless otherwise specified in the applicable prospectus supplement, the following information relates to the form, clearing and settlement of the debt securities.

The debt securities will be issued in global form, without interest coupons. Debt securities issued in global form will be represented, at least initially, by one or more global debt securities. Upon issuance, global securities will be deposited with the trustee as custodian for The Depository Trust Company, known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global security will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that, under procedures established by DTC, ownership of beneficial interests in each global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global securities).

Beneficial interests in the global securities may be credited within DTC to Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, on behalf of the owners of such interests. We refer to Euroclear S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, as “Euroclear” and “Clearstream,” respectively.

Investors may hold their interests in the global securities directly through DTC, Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for Global Securities

Interests in the global securities will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised that it is:

•	a limited purpose trust company organized under the New York State Banking Law;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the U.S. Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations; and certain other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee will be considered the sole owner or holder of the securities represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have securities represented by the global security registered in their names;

•	will not receive or be entitled to receive physical, certificated securities; and

•

will not be considered the registered owners or holders of the securities under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global security must rely on the procedures of DTC to exercise any rights of a holder of securities under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium, if any, and interest with respect to the securities represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary practices and will be the responsibility of those participants or indirect participants and not of DTC, its nominee or us.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global security held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global securities in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global security from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global security to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global securities among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Securities

Beneficial interests in the global securities may not be exchanged for securities in physical, certificated form unless:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global securities and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	the Issuer, at its option, notifies the trustee that it elects to cause the issuance of certificated securities; or

•	certain other events provided in the indenture occur, including the occurrence and continuance of an event of default with respect to the securities.

In all cases, certificated securities delivered in exchange for any global security will be registered in the names, and issued in any approved denominations, requested by the depository.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities.

We may sell securities: (1) through underwriters or dealers; (2) directly to one or a limited number of institutional purchasers; or (3) through agents. Each prospectus supplement with respect to a series of securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. We may offer the securities to the public either through underwriting syndicates of investment banking firms represented by managing underwriters, or directly through one or more such investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may sell securities either directly to one or more institutional purchasers, or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to such agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment.

If indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases we must approve such institutions. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

Agents and underwriters may engage in transactions with us or perform services for us in the ordinary course of business.

EXPERTS

The consolidated financial statements incorporated in the registration statement of which this prospectus forms a part by reference from WPP plc’s Annual Report on Form 20-F for the year ended December 31, 2008 and the effectiveness of our internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports included therein, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Davis & Gilbert LLP will pass upon certain legal matters under New York law and U.S. federal law for us regarding the debt securities and guarantees. Allen & Overy LLP will pass upon certain legal matters under English law for us regarding the debt securities and guarantees. Mourant du Feu & Jeune will pass upon certain legal matters under Jersey law for us regarding the guarantees. A&L Goodbody will pass upon certain legal matters under Irish law for us regarding the guarantees.

ENFORCEABILITY OF CIVIL LIABILITIES

WPP Finance (UK) is a private unlimited liability company incorporated under the laws of England and Wales, WPP plc is a public company limited by shares incorporated under the laws of Jersey, WPP Air 1 Limited is a company limited by shares incorporated under the laws of Ireland and WPP 2008 Limited and WPP 2005 Limited are private limited liability companies incorporated under the laws of England and Wales. Some of the Issuer’s and the Guarantors’ directors and officers and certain of the experts named herein reside outside of the United States. In addition, a substantial portion of the Issuer’s and the Guarantor’s assets are located outside of the United States. As a result, it may be difficult or impossible for investors to effect service of process within the United States against the Issuer and the Guarantors or their respective directors and officers and certain experts or to enforce against any of them judgments, including those obtained in original actions or in actions to enforce judgments of the U.S. courts, predicated upon the civil liability provisions of the U.S. federal securities laws.

The Issuer and the Guarantors have expressly submitted to the jurisdiction of the U.S. federal or state courts sitting in the Borough of Manhattan, The City of New York for the purpose of any suit, action or procedure to enforce the debt securities or the guarantees and have appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 to accept service of process in any such action.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement for debt securities and guarantees, including exhibits, that we have filed with the U.S. Securities and Exchange Commission, or the SEC, on Form F-3 under the U.S. Securities Act of 1933, as amended. This prospectus does not contain all of the information set forth in the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete. We have filed certain of these documents as exhibits to our registration statement and we refer you to those documents. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

WPP plc files reports, including annual reports on Form 20-F, and furnishes other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with or furnished to the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any documents WPP plc files or furnish electronically will be available to the public over the Internet at the SEC’s web site at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with or furnish to the SEC may automatically update and supersede earlier information filed with or furnished to the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	WPP plc’s annual report on Form 20-F for the year ended December 31, 2008, filed with the SEC on May 12, 2009 (SEC File No. 000-16350);

•

any future annual reports on Form 20-F that WPP plc files with the SEC after the date of this prospectus and prior to the later of (i) the termination of the offering of the securities offered by this prospectus and (ii) if applicable, the date any underwriters stop offering securities; and

•	any future reports on Form 6-K that WPP plc furnishes to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

You may request a copy of any and all of the information that has been incorporated by reference in this prospectus and that has not been delivered with this prospectus, at no cost, by writing or telephoning us at 6 Ely Place, Dublin 2, Ireland, Attention: Feona McEwan, Group Communications Director, telephone: 011-353-1-669-0333.

You should rely only on the information provided in this prospectus and the applicable prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.